UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
SERVICENOW, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.
☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

2225 Lawson Lane
Santa Clara, California 95054

April 25, 2019

To Our Shareholders,

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of ServiceNow, Inc., a Delaware corporation (the “Company” or “ServiceNow”) on Wednesday, June 12, 2019 at 9:00 a.m. (Pacific Time). The annual meeting will be conducted online through a live webcast, which is often referred to as a “virtual meeting” of shareholders. Our virtual shareholder meeting format uses technology designed to increase shareholder access, save us and our shareholders time and money (and the inconvenience of travel) and preserve our shareholders’ rights and opportunities to participate in the meeting as effectively as they could by attending the meeting in person. You will be able to listen to the official meeting, submit questions and comments and vote your shares from any location with an Internet connection. You also will be able to submit questions before the meeting. You can participate by visiting www.virtualshareholdermeeting.com/NOW2019. As a shareholder, all you need to join the meeting is the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding Availability of Proxy Materials (the “Notice of Internet Availability”). You may also submit comments and questions before the meeting at the same website address.

We have elected to deliver our proxy materials to our shareholders over the Internet under the Securities and Exchange Commission rules that allow companies to do so. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our shareholders’ timely access to this important information. On or about April 25, 2019, we expect to mail to our shareholders the Notice of Internet Availability containing instructions on how to access our proxy statement for our 2019 Annual Meeting of Shareholders and our 2018 annual report to shareholders. The Notice of Internet Availability also provides instructions on how to vote by mail or over the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters we will discuss and vote on at the 2019 Annual Meeting of Shareholders are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to share your views by participating in our meeting and voting your shares. Even if you cannot participate in the meeting, please vote over the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We appreciate your continued support of ServiceNow.

Sincerely,
John J. Donahoe
President and Chief Executive Officer

2225 Lawson Lane
Santa Clara, California 95054

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) of ServiceNow, Inc., a Delaware corporation (the “Company”), will be conducted via a live webcast at www.virtualshareholdermeeting.com/NOW2019 on Wednesday, June 12, 2019 at 9:00 a.m. (Pacific Time).

We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.
To elect three Class I directors, each to serve until the 2022 annual meeting of shareholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal;

2.	To hold a non-binding advisory vote on a resolution to approve the compensation of our named executive officers (commonly referred to as “Say-on-Pay”); and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting. For 10 days prior to the Annual Meeting, a complete list of the shareholders entitled to vote at the Annual Meeting will be available during ordinary business hours at our Santa Clara headquarters for examination by any shareholder for any purpose relating to the Annual Meeting.

All shareholders are invited to attend the Annual Meeting. Any shareholder attending the Annual Meeting may vote online at the Annual Meeting even if the shareholder previously voted. The previous votes will be superseded by the vote such shareholder casts online at the Annual Meeting.

Thank you for your continued support of ServiceNow.
By Order of the Board of Directors,
Russell S. Elmer
General Counsel and Secretary
Santa Clara, California
April 25, 2019

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and vote by telephone, over the Internet or by requesting and submitting your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section titled “Questions and Answers” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability.

STATEMENT FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054
________________
PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

________________
April 25, 2019

GENERAL INFORMATION

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of ServiceNow, Inc. (the “Company” or “ServiceNow”) for use at the Company’s 2019 Annual Meeting of Shareholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) to be conducted via a live webcast at www.virtualshareholdermeeting.com/NOW2019 on Wednesday, June 12, 2019 at 9:00 a.m. (Pacific Time).

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters will be voted on at the Annual Meeting?

The following items will be voted on at the Annual Meeting:

•
The election of three Class I directors, each to serve until the 2022 annual meeting of shareholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal;

•	A non-binding advisory vote on a resolution to approve the compensation of our named executive officers (commonly referred to as “Say-on-Pay”);

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

•	Any other business that may properly come before the Annual Meeting.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends that you vote:

•
“FOR” the election of each of Teresa Briggs, Paul E. Chamberlain, and Tamar O. Yehoshua as Class I directors, each to serve until the 2022 annual meeting of shareholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal;

•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers (commonly referred to as “Say-on-Pay”); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

If any other items of business or other matters are properly brought before the Annual Meeting and you have not given us prior instruction on how to vote your shares, your proxy gives authority to the persons named on the proxy card to vote those shares with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Where can I access the proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders via the Internet instead of mailing printed copies of those materials to each shareholder. However, on or about April 25, 2019, we expect to mail to our shareholders a Notice Regarding Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy materials, including this proxy statement and our 2018 annual report. The Notice of Internet Availability also provides instructions on how to vote over the Internet, by telephone and by mail and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting your timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

What is the record date?

Only holders of record of our common stock at the close of business on April 15, 2019 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 185,516,249 shares of common stock outstanding and entitled to vote. No shares of preferred stock were outstanding as of such date.

What is a quorum?

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the close of business on the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are virtually present and vote online at the meeting or if you have properly submitted a proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not obtained, the chairperson of the Annual Meeting or the holders of a majority of the shares of common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.

Who is entitled to vote?
Shareholder of Record. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the shareholder of record with respect to those shares. As a shareholder of record, you may vote online at the Annual Meeting, by telephone, over the Internet, or by filling out and returning the proxy card.

Beneficial Owner. If, at the close of business on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee on your behalf, then you are considered to be the “beneficial owner” of shares. In the system of record used for identifying shareholders, those shares will be reported as being held by the nominee (e.g., your brokerage firm). We refer to those shares as being held in “street name.” As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account by following the voting instructions that your nominee provides. The nominee that holds your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. Because you are not the shareholder of record in that case, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank or other nominee.

How many votes do I have?

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on the Record Date. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner in street name through a brokerage firm, bank or other nominee.

Why are you holding a virtual meeting and how can I attend?

We believe hosting our Annual Meeting virtually expands access and enables improved communication by allowing shareholders to participate from any location. We have designed our virtual format to expand, rather than reduce, shareholder access, participation and communication. Shareholders will be able to attend our Annual Meeting, vote and submit questions online from virtually any location around the world.

We do not place restrictions on the type or form of questions that you may ask; however, we ask that you be respectful, and we reserve the right to edit profanity or other inappropriate language for publication. During the live Q&A portion of the Annual Meeting, we will answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received on the Investor Relations section of our website, which can be found at https://investors.servicenow.com, following the meeting. Although the live webcast is available only to shareholders at the time of the Annual Meeting, a replay of the Annual Meeting will be publicly available 24 hours after the Annual Meeting at www.virtualshareholdermeeting.com/NOW2019. Our virtual Annual Meeting website contains instructions for addressing technical and logistical issues related to accessing the virtual Annual Meeting and accessing technical support to assist a shareholder who encounters any difficulties accessing the virtual Annual Meeting.

To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/NOW2019 and enter your 16-digit control number included in the Notice of Internet Availability, on your proxy card or in the instructions that accompanied your proxy materials.

How do I vote?
Shareholders of Record. If you are a shareholder of record, you may vote in one of the following ways:

•
You may vote by telephone or over the Internet. To vote by telephone or over the Internet, follow the instructions provided in the Notice of Internet Availability or proxy card. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

•	You may vote by mail. If you request or receive a paper proxy card, simply sign and date the proxy card and return it in the envelope provided.

•
You may vote online at the Annual Meeting website. If you plan to attend the Annual Meeting, you may vote online at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/NOW2019. Please have your 16-digit control number to join the Annual Meeting.

Votes submitted by telephone, over the Internet or by mail must be received by 11:59 p.m., Eastern Time, on June 11, 2019. Submitting your proxy (whether by telephone, over the Internet or by mail if you request or receive a paper proxy card) will not affect your right to vote online at the Annual Meeting should you decide to attend.

Beneficial Owners. If you are the beneficial owner of shares held of record by a brokerage firm, bank or other nominee (as described above in the question “Who is Entitled to Vote?”), you will receive voting instructions from your nominee. You must follow the voting instructions provided by your nominee to instruct your nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your brokerage firm, bank or other nominee. As discussed above, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank or other nominee.

How many votes are needed for approval of each matter?

•
Proposal 1: Each director nominee will be elected to our Board of Directors if the votes cast in favor of the nominee’s election exceed the votes cast against such nominee’s election. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Under our Corporate Governance Guidelines, if any director nominee does not receive more than 50% of the vote FOR his or her nomination from the shares voted with respect to such nominee, the director nominee will tender his or her resignation and our Board will decide whether to accept that resignation.

•
Proposal 2: The non-binding advisory vote to approve the compensation of our named executive officers (commonly referred to as “Say-on-Pay”) must receive the affirmative vote of at least a majority of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. If the Say-on-Pay vote receives less than 50% approval, we will closely re-evaluate our programs to address the concerns underlying the vote.

•
Proposal 3: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.

What are the effects of abstentions and broker non-votes?

Abstentions. An abstention represents a shareholder’s affirmative choice to decline to vote on a proposal. If a shareholder indicates that it wishes to abstain from voting its shares, or if a brokerage firm, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for such shares, the shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence of a quorum. Because the outcome of Proposal No. 1 (election of directors) will be determined by whether the votes cast in favor of a nominee’s election exceed the votes cast against such nominee’s election, abstentions will have no impact on the outcome of Proposal No. 1 so long as a quorum exists. Similarly, because our Bylaws provide that, unless otherwise provided by law, the rules of the New York Stock Exchange (“NYSE”), or our Certificate of Incorporation,

as applicable, every matter other than the election of directors will be decided by the affirmative vote of a majority of the voting power of the shares of stock entitled to vote on the proposal that are present or represented by proxy at the meeting and are voted for or against the matter, abstentions will also have no impact on the outcome of Proposal No. 2 (compensation of named executive officers) or Proposal No. 3 (ratification of independent registered public accounting firm) so long as a quorum exists.

Broker Non-Votes. A broker non-vote occurs when shares held by a brokerage firm, bank or other nominee holding shares for a beneficial owner are not voted with respect to a proposal because (1) the brokerage firm or other nominee has not received voting instructions from the shareholder who beneficially owns the shares and (2) the brokerage firm or other nominee lacks the authority to vote the shares in the brokerage firm’s discretion. Under the rules of the NYSE, brokerage firms, banks and other nominees do not have discretionary authority to vote shares with respect to Proposal No. 1 (election of directors) or Proposal No. 2 (compensation of named executive officers), but do have discretionary authority to vote shares with respect to Proposal No. 3 (ratification of independent registered public accounting firm). This means that, for example, if you hold your shares at a brokerage firm and do not instruct your broker on how to vote your shares, the broker will not vote your shares for Proposals 1 or 2, but may vote your shares for Proposal 3. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast for or against a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Who will pay for the expenses of solicitation?

The expenses of soliciting proxies will be paid by the Company. Following the original mailing of the soliciting materials, the Company and its agents may solicit proxies by mail, electronic mail, telephone, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, the Company will request brokerage firms, banks or other nominees to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. We do not currently plan to retain a proxy solicitor to assist in the solicitation of proxies.

Can I revoke my proxy or change my vote?

Shareholders of Record. If you are a shareholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	delivering to the Corporate Secretary of the Company a written notice stating that the proxy is revoked;

•	signing, dating and delivering a proxy bearing a later date;

•	voting again by telephone or over the Internet; or

•	virtually attending and voting online at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Beneficial Owners. If you are a beneficial owner (as described above in the question “Who is Entitled to Vote?”), you must contact the brokerage firm, bank or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.

Where can I find the voting results of the Annual Meeting?

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

BOARD AND CORPORATE GOVERNANCE MATTERS

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our shareholders.

Board and Corporate Governance Highlights

Our Board is well qualified to provide rigorous independent oversight and has the wealth of expertise necessary to guide business strategy and create shareholder value. Our Board is highly independent, with diverse backgrounds, experience and perspectives.

We are committed to maintaining strong corporate governance practices that promote the long-term interests of our shareholders. Key highlights of our Board and corporate governance practices are set forth below.

Corporate and Compensation Governance Highlights
✓	100% Independent Committee Members	✓	Ongoing Shareholder Engagement
✓	Strong Lead Independent Director	✓	Comprehensive Board Risk Oversight
✓	Separate Chair and CEO	✓	Stock Ownership Guidelines for Directors and Executive Officers
✓	Majority Voting Standard for Directors with Resignation Policy	✓	Prohibition on Hedging and Pledging
✓	Annual Board and Committee Evaluation	✓	Annual Say-on-Pay Vote
✓	Regular Executive Sessions of Independent Directors	✓	Clawback Policy
✓	Proxy Access Bylaws (3/3/20/20)	✓	Rigorous Director Selection Process
✓	Formal CEO Evaluation Process	✓	Diverse Board
✓	Significant Portion of Compensation at Risk for our CEO and Executive Officers	✓	Equity-Based Compensation is a Significant Portion of Pay for our CEO and Executive Officers with Multi-Year Vesting Requirements on Equity
✓	Performance-Based Incentives Tied to Shareholder Interests	✓	No Pension or Retirement Plan
✓	Annual Executive Compensation Review	✓	No 280G Tax Gross-Ups

Recent Board Composition Changes

On March 1, 2019, upon the recommendation of our Nominating and Governance Committee, our Board increased the size of the Board from nine to 11 members and appointed two independent directors, Teresa Briggs and Tamar O. Yehoshua, to serve as Class I directors. Ms. Briggs brings deep financial and strategic experience to the Board, and Ms. Yehoshua brings deep innovation and product development expertise. On April 18, 2019, Ronald E.F. Codd informed the Board that he would not stand for re-election as a director at the conclusion of his current term of office at the Annual Meeting. Mr. Codd conveyed that he believes it is the right time for him to retire from the Board as the Company enters its next phase of growth, and the Board expressed its appreciation for Mr. Codd’s service to the Company and his invaluable contributions to the Board during his term of service. On April 23, 2019, upon the recommendation of our Nominating and Governance Committee, our Board of Directors decreased the size of the Board from 11 to 10 members, effective immediately following the Annual Meeting.

Effective at our 2018 annual meeting of shareholders, the Board appointed Frederic B. Luddy to serve as Chair of the Board, upon the retirement of Frank Slootman, who previously held the role. As discussed in more detail below, our Board selected Mr. Luddy to serve as the Chairperson of the Board (the “Chair”) given his experience as the founder of ServiceNow and his ability to effectively identify strategic priorities, lead critical discussions and guide the formulation of our strategy and business plans with our management team. Jeffrey A. Miller continues to serve as our Lead Independent Director as selected by the independent members of our Board.

Our Board of Directors

Our Board of Directors is currently composed of 11 members. Nine of our directors are independent within the meaning of the listing standards of the NYSE. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is expiring. Ronald E.F. Codd will retire from the Board at the Annual Meeting.

The following table sets forth the names, ages and certain other information as of the filing date, for each of our director nominees and for each of the continuing members of our Board of Directors.

Director Nominees	Class	Age	Position	Director Since
Teresa Briggs*	I	58	Director	2019
Paul E. Chamberlain*	I	55	Director	2016
Tamar O. Yehoshua*	I	54	Director	2019

Continuing Directors	Class	Age	Position	Director Since

John J. Donahoe	II	58	President, Chief Executive Officer & Director	2017
Anita M. Sands*	II	42	Director	2014
Dennis M. Woodside*	II	50	Director	2018
Susan L. Bostrom*	III	58	Director	2014
Jonathan C. Chadwick*	III	53	Director	2016
Frederic B. Luddy	III	64	Chairman of the Board	2004
Jeffrey A. Miller*	III	68	Lead Independent Director	2011
___________________
* Denotes Independent Director

Summary of Director Experience and Qualifications

The matrix below summarizes what our Board believes are some of the most relevant types of experience, qualifications, attributes and skills possessed by our directors. While these characteristics were considered by the Board in connection with the director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors. Additional biographical descriptions of each nominee and continuing director are set forth in the text below the table.

	Donahoe	Bostrom	Briggs	Chadwick	Chamberlain	Luddy	Miller	Sands	Woodside	Yehoshua
Significant technical or business experience in software industry	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Experience as CEO or senior executive at a public company or other large organization	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Experience at high-growth organization with $5+ billion annual revenue	✓	✓	✓	✓					✓	✓
Experience as a director of another public company	✓	✓		✓	✓		✓	✓		✓
Risk management experience	✓		✓	✓	✓			✓
Designated audit committee financial expert for 2019			✓*	✓	✓
Multi-product or multi-segment company experience	✓	✓	✓	✓		✓	✓		✓	✓
Leadership experience involving global operations	✓	✓		✓	✓	✓	✓	✓	✓	✓
Knowledge of future enterprise architectures						✓		✓	✓	✓
Experience with large scale transformations in key functions	✓	✓	✓	✓				✓
Experience with M&A, debt and equity financings and other strategic transactions	✓		✓	✓	✓		✓		✓
_____________________________________
* Ms. Briggs qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act, but is not currently a member of our Audit Committee.

Nominees for Director

Teresa Briggs Independent Vice Chair & West Region Managing Partner of Deloitte LLP (retiring in August 2019)
Teresa Briggs has served on our Board of Directors since March 2019. Ms. Briggs has served as Vice Chair & West Region Managing Partner of Deloitte LLP since June 2013 and Managing Partner, San Francisco since June 2011. Ms. Briggs also served on the board of directors of Deloitte USA LLP from January 2016 to March 2019. In her work with Deloitte, Ms. Briggs has played a central role in building a structure and go-to-market strategy in consulting for non-audit clients. Ms. Briggs also serves as an adjunct member of Deloitte’s Center for Board Effectiveness and has built a program for Bay Area-based female corporate directors that now totals over 100 members. Ms. Briggs holds a B.S. degree in Accounting from the University of Arizona, Eller College of Management.

Our Board of Directors believes that Ms. Briggs possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her deep financial and strategic acumen. Further, Ms. Briggs’ financial expertise provides her with the necessary skills and experience to perform audit committee functions.

Paul E. Chamberlain
Independent

Financial Advisor; Former Managing Director and Co-Head of Global Technology Banking of Morgan Stanley

ServiceNow Committees:
Audit Committee;
Nominating and Governance Committee

Paul E. Chamberlain has served on our Board of Directors since October 2016. Mr. Chamberlain currently operates his own investment and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in 2015, Mr. Chamberlain worked at Morgan Stanley for 26 years, most recently serving as Managing Director and Co-Head of Global Technology Banking and as a member of the Investment Banking Division’s Operating Committee. Mr. Chamberlain currently serves on the board of directors of TriNet Group, Inc., a provider of human resources solutions, and Veeva Systems Inc., a provider of business solutions for the global life sciences industry. He also serves as Chair of the Strategic Advisory Committee of JobTrain, a vocational and life skills training group focused on the neediest in the Silicon Valley community. Mr. Chamberlain holds a B.A. degree in History, magna cum laude, from Princeton University and received an M.B.A. degree from Harvard Business School. Mr. Chamberlain is a Distinguished Visiting Professor at Princeton University for the 2018-2019 academic year and also regularly lectures on Economics at Stanford University.

Our Board of Directors believes that Mr. Chamberlain’s investment banking experience, his experience in equity investments and advising on strategic transactions as well as his ongoing board service at two other publicly-traded technology companies give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors. Further, Mr. Chamberlain’s financial expertise provides him with the necessary skills and experience to perform audit committee functions.

Tamar O. Yehoshua Independent Chief Product Officer of Slack Technologies, Inc.
Tamar O. Yehoshua has served on our Board of Directors since March 2019. Ms. Yehoshua currently serves as the Chief Product Officer of Slack Technologies, Inc., a cloud-based software company that builds professional collaboration tools, a position she has held since January 2019. Previously, she was Vice President of Identity and Privacy of Google Inc., a multi-national technology company, from October 2017 to January 2019 and Vice President of Product Management from September 2013 to October 2017. Ms. Yehoshua currently serves on the board of directors of Yext, Inc., a brand management technology company. Ms. Yehoshua holds a B.A. degree in Mathematics from the University of Pennsylvania and an M.S. degree in Computer Science from the Hebrew University of Jerusalem.

Our Board of Directors believes that Ms. Yehoshua possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience driving innovation and product development and her experience serving on the board of directors of another publicly-traded technology company.

Continuing Directors

Susan L. Bostrom
Independent

Former Executive Vice President, Chief Marketing Officer, and Head of Worldwide Government Affairs of Cisco Systems, Inc.

ServiceNow Committees:
Leadership Development and Compensation Committee;
Nominating and Governance Committee (Chair)

Susan L. Bostrom has served on our Board of Directors since July 2014. From January 2006 to January 2011, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom serves on the boards of directors of Cadence Design Systems, Inc., an electronic design software company, Nutanix, Inc., an enterprise cloud computing company, and Anaplan, a software company. Ms. Bostrom previously served as a member of the board of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, Marketo, Inc., a provider of software as a service marketing automation solutions, until its acquisition by Vista Equity Partners in 2016 and Rocket Fuel Inc., an artificial intelligence media buying company, until its acquisition by Sizmek in 2017. Ms. Bostrom holds a B.S. degree in Business from the University of Illinois and an M.B.A. degree from the Stanford Graduate School of Business.

Our Board of Directors believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience and leadership roles in the technology industry, her knowledge of marketing, and her experience serving on the boards of directors of other publicly-traded technology companies.

Jonathan C. Chadwick Independent Former Executive Vice President, Chief Financial Officer and Chief Operating Officer of VMware, Inc. ServiceNow Committees: Audit Committee (Chair)
Jonathan C. Chadwick has served on our Board of Directors since October 2016. Since April 2016, Mr. Chadwick has been a director, advisor and private investor in various technology companies. Mr. Chadwick served as the Executive Vice President, Chief Financial Officer and Chief Operating Officer at VMware, Inc., a virtualization and cloud infrastructure solutions company, from November 2012 to April 2016. Prior to VMware, he served as the Chief Financial Officer of Skype, an internet communications company, and as a corporate vice president of Microsoft Corporation after its acquisition of Skype in October 2011. From 2010 to 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security technology company. From 1997 to 2010, he held various finance roles at Cisco Systems, Inc., a provider of communications and networking products and services. Mr. Chadwick currently serves on the board of directors of Cognizant Technology Solutions Corporation, an IT business services provider, Elastic N.V., a search engine company, and Zoom Video Communications, Inc., a cloud video communications company. Mr. Chadwick also previously worked for Coopers & Lybrand LLP in various accounting roles in the U.S. and the U.K. Mr. Chadwick holds an honors degree in Electrical and Electronic Engineering from the University of Bath, U.K.

Our Board of Directors believes that Mr. Chadwick’s extensive management experience and experience in the software industry give him the breadth of knowledge and valuable understanding of our industry to qualify him to serve as a member of our Board of Directors. Further, Mr. Chadwick’s depth of knowledge of financial and accounting issues, having spent over two decades in senior financial roles in the software industry, provides him with the necessary and desired skills and experience to perform audit committee functions.

John J. Donahoe President and Chief Executive Officer
John J. Donahoe has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2017. From 2008 through 2015, Mr. Donahoe served as President and Chief Executive Officer of eBay Inc. (“eBay”), a provider of, among other services, the global eBay.com online marketplace and PayPal digital payments platform. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e-commerce businesses, and was appointed President and Chief Executive Officer in 2008. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director (CEO) of Bain & Company from 1999 to 2005, and a Managing Director from 1992 to 1999. Mr. Donahoe also serves on the board of directors of Nike, Inc. and PayPal Holdings, Inc. Mr. Donahoe received his B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Our Board of Directors believes that Mr. Donahoe’s management experience and business expertise, including his prior executive level leadership and experience in finance, as well as his ongoing board service at a number of other publicly-traded technology companies, gives him the operational expertise, breadth of knowledge and understanding of our industry that qualify him to serve as a member of our Board of Directors.

Frederic B. Luddy Founder and Former President, Chief Executive Officer and Chief Product Officer of ServiceNow
Frederic B. Luddy founded ServiceNow in June 2004 and has served on our Board of Directors since inception. Mr. Luddy served as our Chief Executive Officer from June 2004 to May 2011, and from May 2011 to August 2016 he served as our Chief Product Officer. From April 1990 to October 2003, Mr. Luddy served as Chief Technology Officer of Peregrine Systems, Inc., an enterprise software company. Prior to joining Peregrine Systems, Mr. Luddy founded Enterprise Software Associates, a software company, and was employed by Boole and Babbage, Inc., a software company, and the Amdahl Corporation, an information technology company.

Our Board of Directors believes Mr. Luddy’s experience as the founder of ServiceNow, his knowledge of software and the software industry, as well his executive level experience and expertise in software and hardware development give him the breadth of knowledge and leadership capabilities that qualify him to serve as a member of our Board of Directors.

Jeffrey A. Miller Lead Independent Director Chief Executive Officer of JAMM Ventures ServiceNow Committees: Leadership Development and Compensation Committee (Chair)
Jeffrey A. Miller has served on our Board of Directors since February 2011. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a business consulting firm, since January 2002. In addition, Mr. Miller has served as a trustee for Santa Clara University since October 2012. From January 2002 to March 2006, Mr. Miller served as a Venture Partner with Redpoint Ventures. From July 1993 to July 2001, Mr. Miller also served President and Chief Executive Officer of Documentum, Inc., a management information company. Mr. Miller previously served on the board of directors of Data Domain, Inc., an electronic storage solution company, and McAfee, Inc., a security technology company. Mr. Miller holds a B.S. degree in Electrical Engineering and Computer Science and an M.B.A. degree from Santa Clara University.

Our Board of Directors believes that Mr. Miller’s consulting and investment experience and his experience on the boards of directors of other publicly-traded companies in the information technology industry give him the appropriate set of skills that qualify him to serve as a member of our Board of Directors.

Anita M. Sands Independent Former Group Managing Director, Head of Change Leadership of UBS Financial Services ServiceNow Committees: Audit Committee; Nominating and Governance Committee
Anita M. Sands has served on our Board of Directors since July 2014. From April 2012 to September 2013, Ms. Sands served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. Prior to that, from April 2010 to April 2012, Ms. Sands was Group Managing Director and Chief Operating Officer at UBS Financial Services, and from October 2009 to April 2010, Ms. Sands was a Transformation Consultant at UBS Financial Services. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.'s Global Operations and Technology organization. Ms. Sands also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands currently serves on the board of directors of Symantec Corporation, a provider of security solutions, and on the board of directors of Pure Storage, Inc., a provider of enterprise flash storage solutions. Ms. Sands holds a B.S. degree in Physics and Applied Mathematics from The Queen's University of Belfast, Northern Ireland, a Ph.D. degree in Atomic and Molecular Physics from The Queen's University of Belfast, Northern Ireland and an M.S. degree in Public Policy and Management from Carnegie Mellon University.

Our Board of Directors believes that Ms. Sands possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience and leadership roles in the financial services industry and her experience on the boards of directors of other publicly-traded technology companies.

Dennis M. Woodside Independent President of Impossible Foods Inc. ServiceNow Committees: Leadership Development and Compensation Committee
Dennis M. Woodside has served on our Board of Directors since April 2018. Since March 2019, Mr. Woodside has served as President of Impossible Foods Inc., a company that develops plant-based substitutes for meat and dairy products. From April 2014 to September 2018, Mr. Woodside served as Chief Operating Officer of Dropbox, Inc., a cloud based storage and collaboration company. From May 2012 to April 2014, Mr. Woodside served as Chief Executive Officer for Motorola Mobility LLC, a consumer electronics and telecommunications company now owned by Lenovo Group Ltd. From March 2009 to September 2011, Mr. Woodside served as President, Americas & Senior Vice President for Google Inc., a global technology company. Mr. Woodside holds a B.S. degree in Industrial Relations from Cornell University and a J.D. degree from Stanford Law School.

Our Board of Directors believes that Mr. Woodside’s management experience and business expertise, including his experience as a chief operating officer, gives him the operational expertise, breadth of knowledge and understanding of our industry that qualify him to serve as a member of our Board of Directors.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, requirements for director continuing education, and other policies for the governance of the Company. Our Corporate Governance Guidelines are available in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board of Directors to respond to changes in regulations and generally accepted practices.

Board Leadership Structure and Lead Independent Director

Recognizing that there is no single approach to board structure that is best for all companies, our Corporate Governance Guidelines permit our Board of Directors to choose its Chair in any way that it considers in the best interests of the Company and its shareholders. The Board believes that separating the roles of CEO and Board Chair is the appropriate approach for us and our shareholders. Periodically, our Nominating and Governance Committee will consider whether to change that structure. However, our Corporate Governance Guidelines provide that if the positions of Chair and CEO are held by the same person, the independent directors shall designate one independent director as “Lead Independent Director.”

At this time, the Board has designated Fred Luddy as its Chair. Mr. Luddy is our founder, and his vision that a technology platform could simplify the management of workflows for the people doing the work led to the establishment of our Company. As our Company grew, Mr. Luddy stepped aside as CEO to serve as the Company’s Chief Product Officer, a position he held from May 2011 to August 2016. During his tenure as Chief Product Officer, Mr. Luddy was continually focused on making our products easier for people to use. As our Board Chair, Mr. Luddy serves a vital role in helping Mr. Donahoe, our CEO, maintain a consistent focus on product innovation and customer experience while leveraging our CEO’s deep management expertise to manage and grow the business. Our Board believes that the combination of Mr. Luddy as our Chair and Mr. Donahoe as our CEO represents a powerful set of complementary skills that will continue to help us scale rapidly in a very competitive industry.

Given that Mr. Luddy is our founder and, until recently, served as our Chief Product Officer, the Board does not consider Mr. Luddy to be “independent.” Therefore, the Board determined that it should also designate a Lead Independent Director, as discussed in more detail below.

Substantively, the Chair serves as a mentor and coach to the CEO, helps the Board understand our technology and innovation and helps lead the discussion of our strategy and vision. Administratively, the responsibilities of the Chair include serving as the Chair of the Board meetings and performing such other functions and responsibilities as requested by our Board from time to time.

Our Board has designated Jeffrey A. Miller to serve as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

•	presiding over executive sessions of independent directors;

•	serving as a liaison between the Chair and the independent directors;

•	approving meeting agendas and meeting schedules for our Board of Directors; leading the CEO-evaluation process;

•	guiding our outreach to major shareholders and being available for meetings with those shareholders;

•	serving as chair of the meetings of our Board of Directors in the Chair’s absence; and

•	and performing such other functions and responsibilities as requested by our Board of Directors from time to time.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors monitors and assesses strategic and operational risks at the Board level, including, for example, cybersecurity, privacy, intellectual property, and business continuity, and oversees the steps management has taken to monitor and control these exposures. Our

Audit Committee directly supervises our internal audit function and has the responsibility to consider and discuss Company guidelines, policies and internal controls that govern risk assessment and management. Our Audit Committee also provides oversight of our major financial and reporting risks, and the steps our management has taken to monitor and control these exposures, and monitors compliance with legal and regulatory requirements. Our Leadership Development and Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and assesses risks related to leadership succession, as more fully described below in the section titled “Compensation Risk Assessment.”

Independence of Directors

Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the NYSE and SEC rules and regulations. Such standards provide that a director is independent only if the board of directors affirmatively determines that the director has no material relationship with the company or any relationship, which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The standards also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our Board of Directors annually reviews the independence of the Company’s directors, taking into account all relevant facts and circumstances. In its most recent review, our Board of Directors considered, among other things, the relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our Board of Directors has determined that the following director nominees and members of our Board of Directors are currently independent:

Susan L. Bostrom	Jeffrey A. Miller
Teresa Briggs	Anita M. Sands
Jonathan C. Chadwick	Dennis M. Woodside
Paul E. Chamberlain	Tamar O. Yehoshua
Ronald E.F. Codd*
______________
*Mr. Codd will retire from the Board at the Annual Meeting.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Leadership Development and Compensation Committee (the “Compensation Committee”) and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: General Counsel or under the link to “Corporate Governance” in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.

The members of the committees as of the date of this proxy statement are identified in the following table:

Director	Audit	Leadership Development and Compensation	Nominating and Governance
Susan L. Bostrom		☑	Chair
Jonathan C. Chadwick	Chair
Paul E. Chamberlain	☑		☑
Ronald E.F. Codd*	☑
Jeffrey A. Miller		Chair
Anita M. Sands	☑		☑
Dennis M. Woodside		☑
______________
*Mr. Codd will retire from the Board at the Annual Meeting.

Audit Committee

Our Audit Committee assists the Board in overseeing the integrity of our financial statements and our compliance with our legal and policy obligations. Our Audit Committee is currently comprised of Mr. Chadwick, who is the Chair, Ms. Sands and Messrs. Chamberlain and Codd. Following the Annual Meeting, our Audit Committee will be comprised of Mr. Chadwick, who is the Chair, Ms. Sands and Mr. Chamberlain. The composition of our Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board of Directors has determined that each of Messrs. Chadwick, Chamberlain and Codd is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on Messrs. Chadwick, Chamberlain or Codd any duties, obligations or liabilities that are greater than are generally imposed on any other member of our Audit Committee or our Board of Directors. Ms. Sands and Messrs. Chamberlain and Codd each currently serve on the audit committees of two other public companies, and Mr. Chamberlain currently serves on the audit committee of three other public companies. Our Board of Directors has determined that such simultaneous service does not impair the ability of any of Ms. Sands or Messrs. Codd, Chadwick or Chamberlain to effectively serve as members of our Audit Committee. The primary responsibilities of the Audit Committee are, among other things, to:

•	appoint an independent registered public accounting firm to examine our accounts, controls and financial statements;

•	assess the independent registered public accounting firm’s qualifications, performance and independence annually;

•
review the audit planning, scope and staffing of the independent registered public accounting firm and pre-approve all audit and permissible non-audit related services provided to us by the independent registered public accounting firm;

•
oversee our accounting and financial reporting processes and review with management and the independent registered public accounting firm our interim and year-end operating results and the associated quarterly reviews and annual audit results;

•	oversee our internal audit function, including internal audit staffing, the annual internal audit plan and audit procedures and reports issued;

•	review the integrity, adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control, and disclosure controls and procedures;

•	oversee the effectiveness of our program for compliance with laws and regulations;

•	review and monitor our compliance and enterprise risk management programs;

•
establish and oversee procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential submission by employees of concerns regarding questionable accounting or audit matters; and

•	review and approve transactions with related parties.

Leadership Development and Compensation Committee

Our Leadership Development and Compensation Committee (“Compensation Committee”) assists the Board in overseeing our executive compensation practices, our general employee compensation and benefit plans and our leadership development programs. The Compensation Committee is comprised of Mr. Miller, who is the Chair, Ms. Bostrom and Mr. Woodside. Mr. Chadwick was a member of the Compensation Committee for a portion of 2018. The composition of our Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to the compensation of our executive officers. The primary responsibilities of the Compensation Committee are, among other things, to:

•	review and approve, or recommend to the Board for approval, the compensation of our executive officers, including our Chief Executive Officer;

•	review and approve, or recommend to the Board for approval, the terms of any material agreements with our executive officers;

•	administer our cash-based and equity-based compensation plans;

•	administer our 401(k) plan;

•	recommend to the Board, for determination by the Board, the form and amount of cash-based and equity-based compensation to be paid or awarded to our non-employee directors;

•
consider the results of the most recent shareholder vote on executive compensation and, if appropriate, make recommendations to the Board to adjust our compensation practices for our executive officers;

•	review and discuss the Company’s Compensation Discussion and Analysis and related disclosures; and

•	review with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures.

As the Chair of the Compensation Committee, Mr. Miller personally met with shareholders during 2018 to discuss our compensation programs, understand shareholder perspectives and bring those perspectives back to the Compensation Committee and the full Board. These engagements and the views of our shareholders contribute to the continuous improvement of our compensation programs to better balance the need to attract and retain top executive talent and shareholders’ interest in ensuring that compensation is tightly correlated with long-term performance.

At least annually, our Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, as well as shareholder interests. The Compensation Committee has the sole authority, subject to any approval by the Board that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or the rules of the NYSE, to make decisions regarding all aspects of executive compensation packages for executive officers and also makes recommendations to our Board of Directors regarding the compensation of non-employee directors. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for the year ended December 31, 2018. The Compensation Committee retains and does not delegate any of its power to determine all matters of executive compensation and benefits for our executive officers, although the Chief Executive Officer and the Global Talent department present compensation and benefit proposals to the Compensation Committee. Compensia representatives meet informally with the Chair of our Compensation Committee and formally with our Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee’s approval.

With the assistance of Compensia, our Compensation Committee generally reviews executive officer compensation, including base salary levels, and the target levels for variable cash and any equity incentive awards, following the end of each year. In connection with this review, our Compensation Committee considers any input that it may receive from our Chief Executive Officer (with respect to executive officers other than himself) to evaluate the performance of each executive officer and sets each executive officer’s total target cash compensation for the current year. Our Chief Executive Officer does not participate in the deliberations regarding the setting of his own compensation by our Compensation Committee other than those establishing, in consultation with our Compensation Committee, our performance objectives for all executive officer participants under our performance-based bonus plans.

Nominating and Governance Committee

Our Nominating and Governance Committee assists the Board in overseeing our corporate governance practices and developing our Board to meet the needs of our shareholders. The Nominating and Governance Committee is comprised of Ms. Bostrom, who is the Chair, Mr. Chamberlain and Ms. Sands. The composition of our Nominating and Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The primary responsibilities of our Nominating and Governance Committee are, among other things, to:

•	develop and recommend policies regarding the director nomination processes;

•	determine the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board;

•	identify and recruit qualified candidates for Board membership to fill new or vacant positions on the Board, consistent with criteria approved by the Board;

•	consider nominations properly submitted by our shareholders in accordance with procedures set forth in our Bylaws or determined by the Nominating and Governance Committee from time to time;

•	recommend to the Board for selection all nominees to become members of the Board by appointment or to be proposed by the Board for election by our shareholders;

•
together with the Audit Committee, develop and recommend to the Board the Code of Business Conduct and Ethics for Directors and the Code of Conduct and Ethics for employees and consider waivers of such codes for executive officers and directors;

•
review, assess and consider evolving corporate governance best practices and develop and maintain a set of corporate governance guidelines that may be recommended to the Board for approval or modification, as appropriate;

•	consider and make recommendations to the Board regarding the Board’s leadership structure; and

•
oversee the evaluation of the Board on an annual basis and, if appropriate, make recommendations to the Board for improvements in the Board’s operations, committee member qualifications, committee member appointment and removal, and committee structure and operations.

Compensation Risk Assessment

Our Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•
The fixed (or base salary) component of our compensation program is designed to provide income independent of our stock price performance so that our employees will not focus exclusively on short-term stock price performance to the detriment of other important business metrics and the creation of long-term shareholder value. The variable (cash bonus and equity) components of compensation are designed to reward both short-term and long-term Company performance, which we believe discourages employees from taking actions that focus only on our short-term success. We feel that the performance-based elements of our compensation program are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short-term and long-term corporate results, while the fixed element is also sufficient to discourage the taking of unnecessary or excessive risks in pursuing such results.

•
We have strict internal controls over the measurement and calculation of our performance metrics: net new annual contract value, Global 2000 (“G2K”) net adds, net expansion rate, net new customers with annual contract value greater than $1 million, renewal rate, and non-GAAP free cash flow. These controls are designed to minimize the risk of manipulation by any employee, including our executive officers. Combined, these metrics limit the ability of our executive officers to be rewarded for taking excessive risks in any one of these areas and deter our executive officers from pursuing any one measure to the detriment of our overall financial performance. In addition, all of our employees are required to comply with our Code of Conduct and Ethics, which covers among other things, accuracy in keeping our records.

•
The Compensation Committee approves the annual employee and new hire equity guidelines that control the standard equity grants, which are then granted by the Plan Grant Administrator, who has been delegated authority to grant equity awards. Any equity grants outside of equity guidelines or to any vice president granted by the Plan Administrator must be reported either to our Board of Directors or to the Compensation Committee either in advance or subsequent to the grant. Any equity grants to executive officers reporting to the Chief Executive Officer of the Company require approval by the Compensation Committee. The Plan Grant Administrator is currently our Chief Executive Officer.

•	We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors to support these individuals acting as owners of the Company.

•
Our insider trading policy prohibits our executive officers, the non-employee members of our Board of Directors and our employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

•
We maintain a compensation recovery (“clawback”) policy, which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

Compensation Committee Interlocks and Insider Participation

During 2018, the members of our Compensation Committee were Ms. Bostrom and Messrs. Miller, Chadwick and Woodside. Mr. Chadwick stepped down from the Compensation Committee effective as of our last annual meeting of shareholders, on June 19, 2018. None of the members of our Compensation Committee in 2018 were at any time during 2018 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2018.

Board and Committee Meetings and Attendance

Our Board of Directors is responsible for the oversight of management and the strategy of the Company and for establishing corporate policies. Our Board of Directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our Board of Directors. Our Board of Directors held six meetings during 2018 and also acted by unanimous written consent, the Audit Committee held eight meetings and also acted by unanimous written consent, the Compensation Committee held four meetings and also acted by unanimous written consent, and the Nominating and Governance Committee held four meetings and also acted by unanimous written consent. During 2018, each member of our Board of Directors participated in at least 75% of the aggregate of all meetings of our Board of Directors, and meetings of committees on which such member served, that were held during the period in which such director served during 2018.

Board Attendance at Annual Shareholders’ Meeting

It is our policy that directors are invited and encouraged to attend the annual meeting of shareholders.  All of our then-serving directors attended our 2018 annual meeting of shareholders.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our Lead Independent Director, currently Mr. Miller, is the presiding director at these meetings.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our executive officers and employees, and we have further adopted a Code of Business Conduct and Ethics for directors. Our Code of Conduct and Ethics for employees and our Code of Business Conduct and Ethics for directors are posted in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.”

Any amendments or waivers of our Code of Business Conduct and Ethics for directors or our Code of Conduct and Ethics for employees pertaining to a Board member or one of our executive officers will be disclosed on our website at the above-referenced address.

Communication with our Board of Directors

Any interested party wishing to communicate with our Board of Directors may write to the Board at Board of Directors, c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054 or send an email to ir@servicenow.com. Our Corporate Secretary will forward these letters and emails directly to our Board of Directors. Interested parties may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to our Board of Directors any abusive, threatening or otherwise inappropriate materials.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Governance Committee in accordance with the committee’s charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria adopted by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Governance Committee considers candidates recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate, and, in addition, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and/or conducting background checks.

Policy Regarding Shareholder Nominations. The Nominating and Governance Committee considers shareholder recommendations for director candidates. The Nominating and Governance Committee has established the following procedure for shareholders to submit director nominee recommendations:

•	Our Bylaws establish procedures pursuant to which a shareholder may nominate a person for election to the Board of Directors.

•
If a shareholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not fewer than 75 or more than 105 days prior to the first anniversary of the previous year’s annual meeting.

•
Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

•
The Nominating and Governance Committee considers nominees based on our need to fill vacancies or to expand the Board of Directors, and also considers our need to fill particular roles on the Board of Directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The Nominating and Governance Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Director Qualifications

The goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from diverse, high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating and Governance Committee seeks nominees on the basis of, among other things, independence, integrity, leadership and operating experience, financial expertise, corporate governance expertise, talent management expertise, global experience, enterprise experience, technology expertise, knowledge about our business or industry, and characteristics that may contribute to diversity perspective, including gender, age, race and ethnicity. Nominees must also demonstrate a willingness and ability to devote adequate time and effort to current and future Board and committee responsibilities.

Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, it has not established any minimum criteria. In addition, while the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Nominating and Governance Committee values members who represent diverse viewpoints. The Nominating and Governance Committee does not use different standards to evaluate nominees whether they are proposed by our directors and management or by our shareholders. When appropriate, the Nominating and Governance Committee may retain executive recruitment firms to assist it in identifying suitable candidates. Any such recruitment firm is instructed to look for a slate of candidates with a diverse set of characteristics, backgrounds and experiences. After its evaluation of potential nominees, the Nominating and Governance Committee submits its chosen nominees to our Board of Directors for approval. The brief biographical description of each director set forth above in the section titled “Our Board of Directors” includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

DIRECTOR COMPENSATION

2018 Compensation

The following table provides information for the year ended December 31, 2018 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for all or a portion of 2018. The table excludes Messrs. Donahoe and Slootman, who did not receive separate compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	RSU Awards ($)(1)	Total ($)
Susan L. Bostrom	62,000	—	324,990	386,990
Jonathan C. Chadwick(2)	63,929	—	324,990	388,919
Paul E. Chamberlain	55,000	—	324,990	379,990
Ronald E.F. Codd(3)	59,341	—	324,990	384,331
Frederic B. Luddy(4)	25,385		324,990	350,375
Jeffrey A. Miller	80,000	—	324,990	404,990
Anita M. Sands	55,000	—	324,990	379,990
Dennis M. Woodside(5)	32,409	—	379,028	411,437
___________________

(1)
Amounts listed under “RSU Awards” in the foregoing table represent the aggregate fair value computed as of the grant date of each restricted stock unit (“RSU”) award during 2018 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Mr. Chadwick stepped down from the Compensation Committee and assumed the role of Chair of the Audit Committee, both effective June 19, 2018. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on our Compensation Committee and our Audit Committee and as Audit Committee Chair.

(3)
Mr. Codd stepped down as Chair of the Audit Committee effective June 19, 2018 and will remain a member of the Audit Committee through the Annual Meeting. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service as Audit Committee Chair and as a member of the Audit Committee.

(4)
Pursuant to our Non-Employee Director Compensation Policy, no outside director who is a former employee shall receive cash compensation if such director is still vesting in equity awards granted for prior service as an employee. Mr. Luddy’s equity awards that were awarded while he was an employee vested fully on May 12, 2018. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on our Board of Directors.

(5)
Mr. Woodside was appointed to the Board and the Compensation Committee effective April 23, 2018. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on our Board of Directors and Compensation Committee. The amount reported under the “RSU Awards” column also includes a pro-rated equity award.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2018. The table excludes Mr. Donahoe, whose outstanding awards are reflected in the section entitled “Executive Compensation Tables — 2018 Outstanding Equity Awards at Fiscal Year End Table,” and Mr. Slootman, who was not serving as a director as of December 31, 2018.

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Susan L. Bostrom	—	1,770
Jonathan C. Chadwick	—	1,770
Paul E. Chamberlain	—	1,770
Ronald E.F. Codd	100,000	1,770
Frederic B. Luddy	—	1,770
Jeffrey A. Miller	61,536	1,770
Anita M. Sands	17,884	1,770
Dennis M. Woodside	—	1,770

Policy Regarding Compensation for Non-Employee Director Compensation

In January 2018, the Compensation Committee reviewed competitive market data in consultation with Compensia, and recommended that no changes be made for 2018 to the following non-employee director compensation, which the Board initially approved in 2017. In January 2019, the Compensation Committee reviewed our non-employee director compensation and recommended that no changes be made for 2019.

Cash Retainers.

•	$40,000 annual cash retainer for services on our Board of Directors;

•	$20,000 for the Lead Independent Director;

•	$30,000 for the chair of our Audit Committee and $10,000 for each of its other members;

•	$20,000 for the chair of our Compensation Committee and $7,000 for each of its other members; and

•	$15,000 for the chair of our Nominating and Governance Committee and $5,000 for each of its other members.

Equity Awards. Under our non-employee director compensation policy, a newly-elected or appointed non-employee director will be granted an RSU award with an aggregate grant date fair value of $325,000 based on the fair market value of our common stock on the date of grant, immediately aligning director and shareholder interests. Such initial RSU award will vest in full on the date of our next annual meeting, so long as such director continues to provide services to us through such date. In the event that a newly-appointed or elected non-employee director joins our Board of Directors other than at an annual meeting, such new director’s initial RSU award will be pro-rated based on the number of months served from the initial appointment or election until our next annual meeting. In addition, each year on the date of our annual meeting, each continuing non-employee director will be granted an RSU award with an aggregate grant date fair value of $325,000 based on the fair market value of our common stock on the date of grant. Each such annual RSU award will vest in full on the earlier of the first anniversary of the grant date or the date immediately preceding the next annual meeting, so long as such director continues to provide services to us through that date. No non-employee director who is a former employee of the Company will receive an initial RSU award or an annual RSU award if that former employee director is still vesting in equity awards granted for prior service as a Company employee.

All equity awards granted to non-employee directors accelerate and vest in full in the event of a change in control of the Company.

In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards; however, no such discretionary equity awards were granted in 2018.

Members of our Board of Directors are subject to our policy regarding minimum stock ownership requirements. Non-employee members of our Board of Directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. The non-employee members of our Board of Directors are required to meet these guidelines within five years of becoming subject to them.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits for their service as members of our Board of Directors, but are reimbursed for their reasonable travel expenses incurred in attending Board and committee meetings, certain Company events and approved continuing education programs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of eleven members, and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I will expire at the Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of shareholders to be held in 2020 and 2021, respectively.

At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the three Class I nominees named below be elected as a Class I director, each to serve for a three-year term expiring at the 2022 annual meeting of shareholders and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal:

Teresa Briggs
Paul E. Chamberlain
Tamar O. Yehoshua

Each person nominated has agreed to be named in this proxy statement and to serve as a director, if elected. Our Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve as a director. In the event, however, that any nominee is unable or declines to serve as a director, following appropriate disclosure of the identity of that individual, the proxies will be voted for any nominee who is designated by our Board to fill the vacancy. There are no family relationships among any of our directors or executive officers.

Information Regarding the Director Nominees

Information regarding the qualifications and experience of each of the nominees may be found in the section of this proxy statement titled “Our Board of Directors.”

Vote Required

In an uncontested election of directors, each director nominee will be elected to our Board of Directors if the nominee receives more votes cast “FOR” that nominee’s election than “AGAINST” that nominee’s election. In other words, the director must receive support from a majority of the shares voted on the proposal with respect to such director. Broker non-votes and abstentions (as explained above) will have no effect on the outcome of the vote. Under our Corporate Governance Guidelines, when a director is elected or re-elected to the Board, he or she is required to submit a letter of resignation that will be effective only upon both (1) the failure to receive the required vote at the next shareholders’ meeting at which the director faces re-election; and (2) the acceptance of such resignation by our Board. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will decide whether to recommend that the Board accept the director’s irrevocable, conditional resignation and the Board will make the final decision.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(“SAY-ON-PAY”)

General

In accordance with SEC requirements (under Section 14A of the Exchange Act and the related rules), our shareholders have an opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement (commonly referred to as “Say-on-Pay”). While the results of the vote are non-binding and advisory in nature, our Board of Directors will carefully consider the results of this vote.

Frequency of Shareholder Advisory Votes on Executive Compensation

At our 2014 annual meeting of shareholders, we asked our shareholders to express a preference for the frequency of our Say-on-Pay vote. The majority of our shareholders voted to hold the Say-on-Pay vote on an annual basis, and therefore, based on that vote, we present this vote every year.

In considering their Say-on-Pay vote, we urge shareholders to carefully review the information on our compensation policies and decisions presented in the “Compensation Discussion and Analysis” section of this proxy statement, as well as the discussion regarding the Compensation Committee above in the section of this proxy statement titled “Board and Corporate Governance Matters—Committees of Our Board of Directors.”

Our goal for our executive compensation program is to retain, motivate, and attract our executive officers who are critical to our success. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe our executive compensation program has been instrumental in helping us achieve our strong financial performance.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term shareholder interests, including the following:

•
Compensation Depends on Performance. Our executive compensation program is designed so that a significant portion of cash compensation and all of the performance-based restricted stock units (the “PRSUs”) are only earned if we meet corporate performance targets;

•
Equity-Based Compensation. At least 88% of the total compensation we pay to our executive officers is in the form of equity-based compensation, which aligns the interests of our executive officers and shareholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives and performance-based long-term equity incentives in the form of PRSUs;

•	Multi-Year Vesting Requirements. The RSUs and PRSUs granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

•	No 280G Tax Gross-Ups. We do not provide 280G tax gross-ups to our executive officers;

•	Stock Ownership Policy. We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors; and

•
Compensation Recovery Policy. We maintain a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct, any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

Advisory Vote and Recommendation of the Board

We are asking the shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, our Board of Directors requests that the shareholders vote on an advisory basis to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement, is hereby approved.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding named executive officers. The Compensation Committee and our Board of Directors value the opinions of our shareholders. Unless our Board of Directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2020 annual meeting of shareholders.

Vote Required and Recommendation of the Board

The approval of this non-binding proposal requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are voted “FOR” or “AGAINST” this proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2019. PricewaterhouseCoopers LLP also served as our principal independent registered public accounting firm for our fiscal year ended December 31, 2018.

At the Annual Meeting, shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our Bylaws or other applicable legal requirements. However, our Audit Committee has decided to submit its selection of our principal independent registered public accounting firm to our shareholders for ratification as a matter of good corporate governance. In the event that PricewaterhouseCoopers LLP is not ratified by our shareholders, our Audit Committee will review its future selection of PricewaterhouseCoopers LLP as our principal independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2019 if our Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee at least annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2018 and 2017. Our Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from the Company. The aggregate fees billed for the years ended December 31, 2018 and 2017 for each of the following categories of services are as follows (in thousands):

	Year Ended December 31,
	2018	2017
Audit fees(1)	$4,628	$4,454
Audit-related fees(2)	20	216
Tax fees(3)	175	233
All other fees	3	2
Total fees	$4,826	$4,905
___________________

(1)
“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and audit fees related to accounting matters that were addressed during the annual audit and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

(2)
“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	“Tax fees” consists of fees billed for tax compliance and transfer pricing services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee.

Vote Required and Recommendation of the Board

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019, by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Percentage ownership of our common stock is based on 184,739,169 shares of our common stock outstanding on March 31, 2019. Under the rules of the SEC, beneficial ownership represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons in the table have sole voting and investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. In accordance with SEC rules, we have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2019, or subject to RSU or PRSU awards that will vest and settle within 60 days of March 31, 2019, to be outstanding and to be beneficially owned by the person holding the option or RSU or PRSU award for purposes of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% or Greater Shareholders:
T. Rowe Price Associates, Inc.(1)	13,786,646	7.5%
Vanguard Group, Inc.(2)	13,208,331	7.1%
BlackRock, Inc.(3)	11,211,682	6.1%
Capital World Investors(4)	10,694,324	5.8%

Directors and Named Executive Officers:
John J. Donahoe(5)	309,469	*
Michael P. Scarpelli(6)	69,234	*
Chirantan “CJ” Desai(7)	78,342	*
David L. Schneider(8)	96,135	*
Patricia Wadors(9)	10,942	*
Frederic B. Luddy(10)	1,148,288	*
Susan L. Bostrom	6,179	*
Teresa Briggs	—	*
Jonathan C. Chadwick	5,780	*
Paul E. Chamberlain	5,780	*
Ronald E.F. Codd(11)	27,133	*
Jeffrey A. Miller(12)	125,576	*
Anita M. Sands(13)	25,685	*
Dennis M. Woodside	307	*
Tamar O. Yehoshua	—	*
All current executive officers and directors as a group (16 persons) (14)	1,910,032	1.0%

___________________
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Consists of shares of common stock beneficially owned as of December 31, 2018 according to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2019. The Schedule 13G/A reports that Price Associates has sole voting power with respect to 4,865,979 shares of common stock and sole dispositive power with respect to all 13,786,646 shares of common stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
Consists of shares of common stock beneficially owned as of December 31, 2018 according the Schedule 13G/A filed with the SEC by the Vanguard Group, Inc. (the “Vanguard Group”) on February 11, 2019. The Vanguard Group has beneficial ownership of 13,208,331 shares of common stock. The Vanguard Group reported (1) sole dispositive power with respect to 13,036,159 shares of common stock, (2) shared dispositive power with respect to 172,172 shares of common stock, (3) sole voting power with respect to 137,741 shares of common stock, and (4) shared voting power with respect to 39,384 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 80,830 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 146,092 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Consists of shares of common stock beneficially owned as of December 31, 2018 according to a Schedule 13G filed with the SEC by BlackRock Inc. (“BlackRock”) on February 11, 2019, reporting (1) sole voting power with respect to 9,788,812 shares of our common stock and (2) sole dispositive power with respect to all 11,211,682 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Consists of shares of common stock beneficially owned as of December 31, 2018 according to a Schedule 13G/A filed with the SEC by Capital World Investors, a division of Capital Research and Management Company (“CRMC”), on February 14, 2019, reporting sole investment and dispositive power over the shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(5)
Consists of (i) 171,912 shares of common stock subject to stock options held by Mr. Donahoe that are exercisable within 60 days of March 31, 2019, (ii) 54,827 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2019, and (iii) 82,730 shares of common stock held by Mr. Donahoe.

(6)	Consists of (i) 37,263 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2019, and (ii) 31,971 shares of common stock held by Mr. Scarpelli.

(7)
Consists of (i) 24,190 shares of common stock subject to stock options held by Mr. Desai that are exercisable within 60 days of March 31, 2019, (ii) 28,672 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2019, and (iii) 25,480 shares of common stock held by Mr. Desai.

(8)
Consists of (i) 7,750 shares of common stock subject to stock options held by Mr. Schneider that are exercisable within 60 days of March 31, 2019, (ii) 37,263 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2019, (iii) 190 shares of common stock held by Schneider 2001 Living Trust, of which Mr. Schneider is a Trustee, and (iv) 50,932 shares of common stock held by Mr. Schneider.

(9)	Consists of 10,942 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2019.

(10)
Consists of (i) 96,000 shares of common stock held by the Luddy Family Dynasty Trust LLC, of which Mr. Luddy may be deemed to have voting and investment power, and (ii) 1,052,288 shares of common stock held by the Frederic B. Luddy Family Trust, of which Mr. Luddy is a trustee.

(11)	Consists of (i) 475 shares of common stock held by the Codd Revocable Trust, of which Mr. Codd is grantor, trustee and beneficiary, and (ii) 26,658 shares of common stock held by Mr. Codd.

(12)
Consists of (i) 61,536 shares of common stock subject to stock options held by Mr. Miller that are exercisable within 60 days of March 31, 2019, and (ii) 64,040 shares of common stock held by the Miller Living Trust, dated July 7, 1985, of which Mr. Miller is co-trustee.

(13)	Consists of (i) 17,884 shares of common stock subject to stock options held by Ms. Sands that are exercisable within 60 days of March 31, 2019, and (ii) 7,801 shares of common stock held by Ms. Sands.

(14)
Consists of (i) 1,456,611 shares of common stock, (ii) 283,272 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2019, and (iii) 170,149 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2019.

MANAGEMENT

The names of our currently serving executive officers, their ages as of April 15, 2019, and their positions are shown below.

Name	Age	Position
John J. Donahoe	58	Director, President and Chief Executive Officer
Michael P. Scarpelli	52	Chief Financial Officer
Chirantan “CJ” Desai	48	Chief Product Officer
David L. Schneider	51	President, Global Customer Operations
Patricia Wadors	54	Chief Talent Officer
Russell S. Elmer	54	General Counsel and Secretary

Our Board of Directors appoints our executive officers, who then serve at the discretion of our Board of Directors. There is no family relationship between any of the directors or executive officers and any other director or executive officer of ServiceNow.

For biographical information regarding Mr. Donahoe, please refer to “Our Board of Directors” above.

Michael P. Scarpelli has served as our Chief Financial Officer since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance & Business Operations of the Backup Recovery Systems Division at EMC. From September 2006 to July 2009, Mr. Scarpelli served as Chief Financial Officer of Data Domain. Prior to joining Data Domain, Mr. Scarpelli served as Executive Vice President and Chief Financial Officer for Lexar Media, Inc., a flash memory manufacturer, from January 2006 until Lexar was acquired by Micron Technology, Inc. in August 2006. From January 2002 to December 2005, Mr. Scarpelli held senior positions at HPL Technologies, Inc., a provider of yield management software and test chip solutions, most recently as Senior Vice President and Chief Financial Officer. Mr. Scarpelli began his career at PricewaterhouseCoopers LLP from May 1989 to December 2001. Mr. Scarpelli holds a B.A. degree in Economics from the University of Western Ontario.

Chirantan “CJ” Desai has served as our Chief Product Officer since December 2016. From September 2013 to December 2016, Mr. Desai held several positions at EMC. Most recently, he served as the President of the Emerging Technologies Division from September 2014 to December 2016, where he oversaw product management, engineering, product marketing, research and development, the launch of new product lines, and the growth of new businesses that help customers accelerate their journey to cloud computing. Prior to joining EMC, Mr. Desai held several leadership roles at Symantec Corporation from November 2004 to September 2013. Most recently, he served as Executive Vice President of Information Management from January 2013 to September 2013, where he led the strategy, development, technical support and delivery of Symantec's backup and recovery, storage and availability, archiving and eDiscovery products. He also served as Senior Vice President and General Manager of Symantec's Endpoint and Mobility Group from May 2011 to May 2012, where he headed engineering, product management and all related product operations for Symantec's Endpoint Protection, Protection Suites, Mail and Web Security, Virtualization Security, and Mobility solutions. Prior to Symantec, he held product development roles at Pivotal Corporation and Oracle Corporation. Mr. Desai currently serves as a member of the board of directors of Zebra Technologies Corp., an enterprise asset intelligence company. Mr. Desai holds an M.S. degree in Computer Science and an M.B.A. degree from the University of Illinois at Urbana-Champaign.

David L. Schneider has served as our President, Global Customer Operations since January 2019. From June 2014 to January 2019, Mr. Schneider served as our Chief Revenue Officer. From June 2011 to May 2014, Mr. Schneider served as our Senior Vice President of Worldwide Sales and Services. From July 2009 to March 2011, Mr. Schneider served as Senior Vice President of Worldwide Sales of the Backup Recovery Systems Division of EMC. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, most recently Senior Vice President of Worldwide Sales. Prior to joining Data Domain, Mr. Schneider served as Vice President of Alliances, Channel and OEM Sales for Borland Software from January 2003 to December 2003. From May 2002 to January 2003, Mr. Schneider served as Vice President of Western United States Sales for TogetherSoft Corporation (later acquired by Borland Software). From January 1999 to May 2002, Mr. Schneider was Western Regional Manager at Iona Technologies, Inc., an infrastructure software company. Mr. Schneider holds a B.A. degree in Political Science from the University of California, Irvine.

Patricia Wadors has served as our Chief Talent Officer since September 2017. From March 2015 to September 2017, Ms. Wadors served as CHRO-SVP, Global Talent Organization at LinkedIn, and from February 2013 to March 2015, as VP, Global Talent Organization

at LinkedIn, where her focus was on creating an amazing employee experience in a high growth company, recruiting top talent, talent development, supporting a highly engaged workforce and growing LinkedIn’s global footprint. From April 2010 to February 2013, Ms. Wadors served as Senior Vice President of Human Resources at Plantronics, Inc., a designer, manufacturer and distributor of headsets for business and consumer applications. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo! and as Chief Human Resources Officer at Align Technologies, and she has held senior human resource management positions at Applied Materials, Merck Pharmaceutical, Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. degree in business management with a concentration in human resources management and a minor in psychology from Ramapo College of New Jersey.

Russell S. Elmer has served as our General Counsel and Secretary since November 2018. From September 2016 to November 2018, Mr. Elmer served as General Counsel of LendingClub Corporation. From July 2015 to September 2016, he served as Deputy General Counsel of PayPal Holdings, Inc., following its separation from eBay Inc. From February 2014 to July 2015, he served as the Deputy General Counsel of eBay Inc. From April 2009 to August 2012, he served as the General Counsel of Pricelock, Inc. From 2000 to 2007 and 2008 to 2009, he served as the General Counsel of E*TRADE Financial Corporation. From 1990 to 2000, he served as an attorney and partner at Gray Cary Ware & Freidenrich LLP. Mr. Elmer holds a J.D. from the University of California, Berkeley, School of Law and an A.B. in Political Science and International Relations from Stanford University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why the Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers (“Named Executive Officers”) for and during the year ended December 31, 2018.

Named Executive Officers
Our Named Executive Officers as of December 31, 2018 are as follows:

Name	Title
John J. Donahoe	President and Chief Executive Officer (“CEO”)
Michael P. Scarpelli	Chief Financial Officer (“CFO”)
Chirantan “CJ” Desai	Chief Product Officer
David L. Schneider	President, Global Customer Operations
Patricia Wadors	Chief Talent Officer

Company Overview

Building an Innovative and Enduring Company

Founded in 2004 with the goal of making work easier for people, ServiceNow is making the world of work, work better for people. ServiceNow transforms old, manual ways of working into digital workflows so employees and customers can do the work they want to do. Our cloud-based products and solutions simplify the complexity of work on a single, enterprise cloud platform. We deliver digital workflows that create great experiences and unlock productivity to approximately 5,400 enterprise customers worldwide, including almost 75% of the Fortune 500.

We help global enterprises (such as companies, hospitals, universities and governments) digitize their workflows—the day-to-day routine tasks that need to be done at work. Whether it is getting a new laptop, onboarding a new employee, helping a customer resolve a problem or making sure that a security vulnerability is identified and patched, our solutions automate these processes across information technology, customer service, human resources, security operations and risk management, and they can be customized to support any part of an enterprise’s operations. They also resonate in the market. Customers must commit to a multi-year subscription to utilize our solutions, and our customers consistently renew their subscriptions when their term nears expiration, as shown by our 98% renewal rate for 2018. As a result, we were ranked Number 1 on the Forbes World’s Most Innovative Companies list for 2018. Building an enduring company requires innovative and visionary technical product expertise combined with seasoned, disciplined and world-class management. We have invested heavily in our talent to both innovate and scale, and our number of employees grew 31% in 2018 as compared to 2017, which benefits our customers, employees and long-term shareholders.

From the time the Company was founded by our Board Chair, Fred Luddy, we have been committed to building an enduring company—a company that creates and sustains great experiences for customers, develops great employees and leaders and drives long-term shareholder value. Our strategy is built around four key priorities:

•	Build great products and platform

•	Continue world class go-to-market execution and drive customer success

•	Invest in talent and leadership development

•	Elevate our company brand

The Board has recognized that a successful and enduring company in the enterprise software space will have phases to its growth. As a company evolves through these phases, it will face new challenges that require different approaches to management, shifting from initial phases of creating and building a product that meets a business need to support a viable business model to scaling and expanding the offerings and managing an increasingly complex and global business enterprise. Conscious of the history of the industry in which the Company operates, the Board and management have been acutely aware that failure to effectively manage the business during the different phases of a company’s growth can lead to an enterprise failing to achieve its highest long-term value. The Board recognized that, over time, the Company’s leadership would need to shift from world class technological innovation to world class global enterprise management.

Keeping this trajectory in mind, the Board approved a long-term, four-phased growth plan that aligns with and provides for execution against our strategic priorities with the goal of becoming a $10+ billion annual revenue company. The Company was originally led by Fred Luddy, its founder and a proven technological innovator. Mr. Luddy and his team identified a market need, built an intuitive, simple and customizable product and launched it in the market. The Company built a solid foundation, gained loyal customers and began to grow. In 2011, the Board hired Frank Slootman, an executive with deep operational expertise, breadth of knowledge and valuable understanding of our industry to serve as our CEO and help us continue to build out and establish our core IT products and begin exploring break-out categories and emerging products. After helping the Company achieve more than $1 billion in annual revenue, Mr. Slootman and the Board began to discuss the kind of leadership that would be needed to take us to the next level of growth. It was determined that our next CEO would need to have extensive experience leading a rapidly growing business and have the ability to expand our product reach and build global scale. Innumerable companies in the enterprise software industry have been able to grow to a certain size, but very few have grown to a sustainable, long-term business.

In 2017, after a lengthy and extensive search, the Board hired Mr. Donahoe, a seasoned, Silicon Valley executive, to lead us through our next phases of growth. Mr. Donahoe, a highly capable and proven CEO with over 30 years of management experience, is uniquely suited to lead ServiceNow. He has an extensive track record of creating value, driving innovation and scaling large technology organizations—all of which are critical as we continue to move up the enterprise value chain. With Mr. Donahoe’s unique experience of having successfully managed complex and global enterprises, competition for Mr. Donahoe’s skills was intense. But the Company’s business and prospects were compelling to Mr. Donahoe, and he joined the Company as CEO in 2017. During his two-year tenure with the Company, Mr. Donahoe’s leadership has been impactful, as reflected in our over 100% increase in total shareholder return (“TSR”) (as illustrated below) and over $30.0 billion increase in market capitalization.

In 2017, we hired John Donahoe, a seasoned Silicon Valley executive, to help us execute Phase 3 of our growth with a view toward achieving $4 billion in annual revenues by 2020.

	Phase 1 & 2	Phase 3	Phase 4
Long-Term Vision	• Establish product market fit • Scale product to market • Maintain focus on core product • Establish outstanding GTM	• Keep building great products • Execute outstanding GTM • Build customer success • Invest in talent • Establish company brand	• How will customer needs evolve? • How should we innovate and evolve our product and platform? • Should we explore new markets? • How should we leverage M&A? • How do we attract the right talent?
Phases of Product	• Build out and establish core IT products	• Explore break-out categories and emerging products	• Develop products for future growth

Total Revenues ($B)[2]

Total Shareholder Return

0.2
0.4
0.7
1.0
1.4
1.9
2.6
June 29, 2012
Company IPO's on NYSE
+186% TSR[1]
April 3, 2017
John Donahoe appointed CEO
2012
2013
2014
2015
2016
2017
2018
2019
2020
202X

(1) As of close price on 3/29/2019.
(2) 2016 and 2017 revenues as adjusted to reflect the full retrospective adoption of Topic 606.

Additionally, in 2017, we hired Pat Wadors, an experienced leader with over 20 years of experience in scaling world-class talent organizations, who directly contributes to the growth of our business and the strategic direction of our organization, as our Chief Talent Officer. In 2018, we hired Russ Elmer, an experienced leader with over 25 years of legal experience who shares our commitment to customer success, our desire to innovate and grow and a deep belief in our purpose and values, as our General Counsel and Secretary.

Highlights of 2018 Corporate Results

In 2018, we had another year of high year-over-year growth as shown in the graphs below:
___________
(1) Subscription billings is a non-GAAP financial measure. A reconciliation between subscription billings and subscription revenues is set forth on Appendix A to this Proxy Statement.

Our growth in 2018 translated into superior shareholder returns as we outperformed the S&P 500, Russell 3000 and our 2018 Peer Group (additional detail regarding peer group is provided below).

Compensation Philosophy and Objectives

We operate in an extremely competitive market for talent. In our industry, there is substantial and continuous competition for leadership with the experience and aptitude to motivate and lead product, engineering, sales, general and administrative, and operations teams who are familiar with our business. Our headquarters are located in the Bay Area, where competition for leadership is particularly intense. Further, our continued success has made our employees and executives more attractive as candidates for employment with other companies, and they are subject to significant ongoing recruiting efforts by other companies in the technology industry generally. In order to grow our Company to “Phase 4,” we believe we need to retain and attract these experienced leaders. At the same time, our programs need to balance this need with shareholders’ interest in ensuring that compensation is tightly correlated to long-term, sustained performance. To accomplish this, we believe our compensation packages must be understandable to the executive, comparable to competing alternatives and appropriately reward strong performance. We believe that to accomplish this we must provide a compelling total compensation package to our Named Executive Officers through a combination of base salary, performance-based cash bonuses, equity awards and broad-based employee programs. We designed our executive compensation program to achieve the following objectives:

•	retain, motivate and attract Named Executive Officers of outstanding ability and potential;

•	demand and reward the achievement of key performance measures;

•	reinforce our values, which serve to motivate our leaders to deliver the highest level of company, team and individual performance;

•	discourage excessive risk taking; and

•	ensure that executive compensation is meaningfully related to the creation of long-term shareholder value.

We believe that our executive compensation program should include short-term (base salary and cash bonus) and long-term (equity) elements, with an outsized weighting on equity compensation, should be primarily focused on and should demand consistent performance that meets or exceeds expectations and reward that performance accordingly. We evaluate both performance and compensation to ensure that the compensation provided to our Named Executive Officers remains competitive relative to compensation paid by companies of similar size that we compete with for executive talent, and that it takes into account our absolute and relative performance, our short- and long-term strategic objectives and the performance of the individual executive.

Engaging with Shareholders and Evolving our Compensation Program

As we manage our business with a focus on our growth to a “Phase 4” enduring and innovative technology company, we recognize that our compensation program must balance shareholder perspectives with our ability to retain and attract the highest caliber employees to help facilitate growth at scale. To help us better understand the perspectives of our shareholders, we have established a robust shareholder engagement program, and the feedback we receive from shareholders is an important component of informing the Compensation Committee in its decision-making process. The Chair of our Compensation Committee, who also serves as our Lead Independent Director, is actively involved in our shareholder engagement efforts. Over the past year we have made changes to both the 2018 and 2019 compensation programs in order to reflect the evolving nature of our business and respond to shareholder feedback.

Changes to 2018 Compensation Program

In January 2018, in connection with its annual review of our compensation program, the Compensation Committee approved changes to the compensation program to further tie executive compensation to key drivers of shareholder value creation and to further align the interests of our executives with those of our shareholders. The Compensation Committee approved the following changes to the 2018 executive compensation program:

•
Cash Incentive Metrics: Moved from net new annual contract value (“Net New ACV”) as a single performance metric to four equally weighted performance metrics in our cash incentive program: G2K net adds, net new customers with annual contract value greater than $1 million (“Net New Customers >$1M”), net expansion rate, and renewal rate.

•	Maximum Cash Incentive: Reduced the maximum cash incentive opportunity from 200% of target to 110% of target.

•
Long-Term Incentive Vesting Period: Lengthened the time-based vesting period following the performance period of Performance Restricted Stock Units (“PRSUs”) from 18-months to 24-months, so that the combined performance and vesting period equals three years.

Shareholder Feedback in June 2018

In June 2018, leading up to our 2018 annual meeting of shareholders, we engaged with shareholders representing more than 50% of our outstanding shares.(1) Shareholders generally supported the changes made to the 2018 compensation program but provided feedback in a number of areas. While the feedback was not consistent across all shareholders, the following represents the most common requests we received from shareholders:

•	Cash Incentive: Incorporate a profitability metric

•	Long-Term Incentive (“LTI”): Further enhance long-term alignment

•	Performance Metrics: Enhance disclosure regarding the relevance of metric selections to the business and strategy, in particular for Net New ACV

•	Compensation Governance:

–	Eliminate evergreen provision in equity plan

–	Eliminate ability to reprice or exchange underwater stock options without shareholder approval

•
New Hire Compensation: Ensure sufficient disclosure is provided for compensation paid to new hires, and in particular the circumstances regarding compensation paid to our CEO, Mr. Donahoe, in connection with his recruitment in 2017

At the 2018 annual meeting of shareholders, our say-on-pay proposal received approximately 60% support, compared with approximately 83% in the prior year. The Board and the Compensation Committee were disappointed with this outcome and, following the meeting, further reviewed our compensation program taking into account the shareholder feedback received and our key objective of aligning the program to the achievement of strategic corporate performance objectives within our growth plan.

Shareholder Feedback Following 2018 Annual Meeting of Shareholders

To better understand our shareholders’ perspectives as we considered our 2019 compensation program, we held a series of meetings with shareholders in the fall of 2018. Mr. Miller (our Lead Independent Director and the Chair of the Compensation Committee) and the Company’s management reached out to shareholders representing approximately 50% of our outstanding shares and met with shareholders representing approximately 40% of our shares to gather additional feedback.(1) Following these discussions, the Compensation Committee approved several changes to the 2019 compensation program, which are summarized in the table below.
___________________
(1) Estimates based on Schedule 13Fs filed with the SEC.

Shareholder Feedback	Action Taken
• Incorporate profitability metric to the Cash Incentive Plan	• Replaced 2018 Cash Incentive Plan metrics with a mix of top-line and bottom-line metrics for 2019 to drive efficient growth – Net New ACV – the best indicator of our performance and growth as it represents new/incremental bookings from both new and existing customers and has a significant impact on subsequent years' revenue – Free Cash Flow Margin – profitability metric responsive to shareholder recommendation – Net Expansion Rate – incentivizes executive focus on customer success as it measures renewals and upsells from our existing customer base • Achievement of financial metrics above funds the bonus pool; 50% of actual payout is based on individual performance objectives approved by the Compensation Committee • Switched from quarterly to annual payout, incentivizing sustained results over the year
• Further enhance long-term alignment of LTI	• Added RSUs with four-year total vesting period as an element of LTI, representing 20% of the total LTI grant
• Eliminate evergreen provision in the equity plan	• Amended equity plan to eliminate the evergreen provision
• Eliminate ability to reprice stock options without shareholder approval	• Amended equity plan to eliminate the ability to reprice stock options without shareholder approval
• Enhance disclosure around the selection of performance metrics and relevance to the business/strategy	• Enhanced the disclosure throughout the CD&A on metrics selected and why they are important to the business and our growth plan • Particular focus on Net New ACV, given importance to our business and use within our short- and long-term plans

Net New ACV is a metric that is incorporated in both our short- and long-term compensation plans for 2019. As discussed above, when a customer subscribes to our solutions, it must make a contractual commitment to pay for the products and services for a period of time—typically a three-year period. Thus, a contract signed in a given year typically represents a revenue stream for three years. Net New ACV is calculated by adding the annual value of all new contracts and subtracting from that number the annual value of all contracts that have either been allowed to expire or reduced in size or scope.

We believe that Net New ACV provides the best indicator of our performance and growth as it represents new/incremental bookings from both new and existing customers. As noted above, it has a significant impact on subsequent years’ revenues because much of the Net New ACV achieved in a given year will be recognized as revenues over the term of the customer contract. In addition, due to our consistently high renewal rate, which was 98% for 2018, the Net New ACV we achieve in one year creates an opportunity for renewal and expansion revenues in future years. Given its multi-year impact on our business, we use Net New ACV internally to evaluate our performance and forecast future performance. As a result, the Compensation Committee determined that Net New ACV should be a fundamental component of both our short- and long-term incentive programs for 2019. In making this determination, the Compensation Committee sought to ensure that Net New ACV would result in different payouts to the Named Executive Officers under each program. For PRSUs, which comprise 80% of the 2019 long-term incentive program, 2019 achievement is determined solely on the basis of Net New ACV booked in 2019, but each Named Executive Officer must remain with us for three years to realize the full value of the award. In contrast, for the 2019 bonus plan, the Compensation Committee created a blended metric, with Net New ACV comprising a portion of the overall metric. Achievement under the 2019 bonus plan will fund the bonus pool, but 50% of each Named Executive Officer’s payout under the bonus plan is determined by achievement of individual performance objectives approved by the Compensation Committee. For example, for 2019, 50% of the bonus payout for Mr. Donahoe will depend on the extent to which he achieves individual objectives established by the Compensation Committee in the areas of financial performance, product and innovation, customer success, talent, brand, and go-to-market execution. The Compensation Committee believes that this structure appropriately recognizes Net New ACV as our most important driver of future success, but also ensures that the Named Executive Officers do not automatically receive duplicative payouts under our short- and long-term incentive programs in the event that we meet our Net New ACV targets.

The below graphic illustrates the year-over-year changes and evolution of our executive compensation program. The compensation program design is not static and the Compensation Committee is committed to continual refinement and ongoing shareholder engagement.

Compensation Governance Highlights

Our executive compensation program is designed to align with our pay-for-performance philosophy, drive achievement of our strategic and financial goals and continue to incentivize shareholder value creation. To ensure our executive compensation program is effective in aligning shareholder and Named Executive Officer interests, we adhered to the following best practices in 2018:

What We Do		What We Don’t Do
✓	Conduct annual executive compensation review	✗	Offer retirement plans other than standard 401(k) offered to all employees
✓	Maintain an independent compensation advisor	✗	Offer significant perquisites
✓	Place a significant amount of targeted compensation at-risk (96% for CEO)	✗	Provide Section 280G tax gross-ups
✓	Target a significant portion of total compensation in equity (90% for CEO)	✗	Allow hedging or pledging
✓	Maintain stock ownership guidelines for executive officers and directors (3x base salary for CEO)
✓	Maintain a “clawback” policy
✓	Multi-year vesting requirements for all equity awards

Elements of 2018 Executive Compensation

Overview of Compensation Program

The compensation program for our Named Executive Officers for 2018 consists of a mix of variable and fixed compensation in order to align compensation with short- and long-term shareholder value creation. These 2018 compensation elements include:

Pay Component	Rationale and Value to Shareholders
Base Salary
• Conservative to market and determined based on experience, skills and responsibilities and internal pay equity
• Small portion of overall compensation to maintain program’s focus on performance-based pay

Performance-Based Cash Bonus	• Aligned to growth plan strategy and encourages achievement of defined corporate performance objectives • A diversified mix of metrics to drive efficient growth and shareholder value creation
Performance-Based Restricted Stock Units	• Incentivizes long-term shareholder value creation and strong financial performance • Align to shareholder interests • Provides retention incentive

Compensation Mix Aligned with Company Performance

Executive compensation is strongly linked to our financial and operational performance in order to align compensation with short and long-term shareholder value creation. Our compensation program balances fixed and variable pay. As illustrated below, in 2018, 96% of the CEO’s total target compensation and 94% of other Named Executive Officer compensation was based on performance and therefore at-risk.

CEO 2018 Target Compensation
96% Performance-Based
90%
4%
6%
NEO 2018 Target Compensation
94% Performance-Based
88%
6%
6%
= Base Salary
= Performance-Based Cash Bonus
= Long-Term Incentive

2018 Compensation Decisions

Base Salary

The Compensation Committee sets the base salaries of our Named Executive Officers at levels which it believes are competitive with current market practices (as reflected by our compensation peer group and determined by our independent compensation consultant), and taking into consideration each individual Named Executive Officer’s role and the scope of responsibilities, experience, past performance and expected future contributions, as well as the base salary levels of our other Named Executive Officers. Consistent with our focus on performance-based pay, the Compensation Committee determined to set the base salaries of our Named Executive Officers at or below market median. The Compensation Committee reviews the base salaries of our Named Executive Officers at the beginning of each year within this framework and makes adjustments as it determines to be necessary or appropriate. The Compensation Committee does not apply specific formulas to determine base salary adjustments.

Following its January 2018 salary review taking into account the factors described above, the Compensation Committee determined to adjust the base salaries for three of our Named Executive Officers for 2018 as set forth in the table below. These increases bring their salaries more in line with market practice, but are still below market median, and reflect scope of responsibilities and individual contributions. Mr. Scarpelli and Mr. Schneider did not receive salary increases in 2018 based on this assessment.

Named Executive Officer	2017 Base Salary	2018 Base Salary
Mr. Donahoe	$625,000	$750,000
Mr. Scarpelli	$450,000	$450,000
Mr. Desai	$450,000	$500,000
Mr. Schneider	$450,000	$450,000
Ms. Wadors	$325,000	$375,000

Performance-Based Cash Incentive

Our Performance-Based Cash Bonus (“Cash Incentive”) is a short-term incentive program that provides an opportunity to earn cash bonuses for the achievement of pre-defined corporate performance objectives and to reward those individuals who significantly impact our corporate results. The 2018 Cash Incentive was measured and payable quarterly. The Compensation Committee believed that a quarterly structure was appropriate given the dynamic, fast-moving nature of our business as it provides a continuous, on-going incentive for executives to achieve performance objectives directly connected to our growth plan.

For the 2018 Cash Incentive, with the goal of encouraging achievement of four strategic corporate performance objectives aligned to our growth plan, the Compensation Committee selected four corporate performance measures, each equally weighted. The Compensation Committee established targets quarterly for each measure at levels that were challenging, but attainable with sustained effort throughout the year.

Metric	Rationale	Calculation	Targets for 2018(1)
G2K Net Adds	Indicator of our penetration of large organizations, measured by the change in the total number of our G2K customers from the beginning to the end of the performance period.	Total number of G2K companies in our customer base at the end of the period, less the total number of G2K companies in our customer base at the end of the prior period.	80
Net Expansion Rate	Indicator of the percentage growth of our existing customers, measured by growth within our existing customer base. This metric focuses on customer success, and our ability to build a consistent and expanding revenue stream.	ACV for the current period divided by the total ACV for the prior period using consistency in customers from the start of the period and excluding ACV from new customers.	129.5%
Net New Customers >$1M	Indicator of high value growth, measured by the expansion of existing customer relationships and acquisition of new customers with ACV greater $1 million.	Total number of customers with ACV greater than $1 million at the end of the period, less the total number of customers with ACV greater than $1 million at the end of the prior period.	174
Renewal Rate	Indicator of the health of the broad business, measured by revenue retention in a manner that does not allow large customer expansions to mask any loss of customers.	100% less our attrition rate which is equal to the ACV from customers lost during the period, divided by the sum of (i) total ACV from all customers that renewed during the period, excluding changes in price or users, and (ii) total ACV from all customers lost during the period.	97.65%
__________
(1) Represents the sum of quarterly targets for G2K Net Adds and Net New Customers > $1M and the average of quarterly targets for net expansion rate and renewal rate.

The following illustrates the Cash Incentive structure for 2018.

2018 Cash Incentive Target Opportunity

The Compensation Committee set the 2018 Cash Incentive opportunities for each of our Named Executive Officers as set forth in the table below. The Committee determined to increase the target opportunity as a percentage of salary for each Named Executive Officer to better align and remain competitive with the market following a comprehensive review of peer practices.

Named Executive Officer	Quarterly Bonus Target	Annual Bonus Target (Quarterly Bonus Target x 4)	Annual Bonus Target (as a percentage of base salary)
Mr. Donahoe	$234,375	$937,500	125%
Mr. Scarpelli	$112,500	$450,000	100%
Mr. Desai	$125,000	$500,000	100%
Mr. Schneider	$112,500	$450,000	100%
Ms. Wadors	$70,313	$281,252	75%

For 2018, the Compensation Committee established target levels for each performance measure consistent with those set forth in our Board approved annual operating plan. The Compensation Committee established annual targets for each measure at levels that the Compensation Committee believed would be challenging but attainable with sustained effort throughout the year. The Compensation Committee established a payout schedule that requires a high level of performance to receive threshold payout—no payout is earned with respect to a performance measure if we achieve less than 80% of the target performance level for that measure.

	Percentage of Performance Measure Achieved	Payout Level (performance measure weighting x percentage of target bonus)(1)
Below Threshold	<80%	0
Threshold	80%	80%
Target	100%	100%
Maximum	110%	110%
___________
(1) With respect to each performance measure, for performance between the threshold and target performance levels and between the target and maximum performance levels, the payout level was to be determined on a straight-line basis proportional to the extent to which the pre-established performance objective had been achieved.

For 2018, the maximum amount that could have been earned was 110% of each Named Executive Officer’s aggregate target cash bonus opportunity, which the Compensation Committee reduced from the 200% maximum bonus opportunity for 2017.

2018 Cash Incentive Results

The following table provides the payout level based on actual performance against the aggregate target level for the four performance measures for each fiscal quarter. The Compensation Committee did not make any discretionary adjustments to the quarterly bonuses paid.

Performance Period	Aggregate Payout Level
First Quarter	80.3%
Second Quarter	104.2%
Third Quarter	99.6%
Fourth Quarter	102.1%
Average 2018	96.6%

The following table provides the actual quarterly cash bonuses earned by the Named Executive Officers during 2018 based on the quarterly payout level achieved:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Aggregate Payout Level	Actual Quarterly Bonus
Mr. Donahoe	First Quarter	$234,375	80.3%	$188,281
	Second Quarter	$234,375	104.2%	$244,141
	Third Quarter	$234,375	99.6%	$233,523
	Fourth Quarter	$234,375	102.1%	$239,258
	Total 2018	$937,500		$905,203

Mr. Scarpelli	First Quarter	$112,500	80.3%	$90,375
	Second Quarter	$112,500	104.2%	$117,188
	Third Quarter	$112,500	99.6%	$112,091
	Fourth Quarter	$112,500	102.1%	$114,844
	Total 2018	$450,000		$434,498

Mr. Desai	First Quarter	$125,000	80.3%	$100,417
	Second Quarter	$125,000	104.2%	$130,208
	Third Quarter	$125,000	99.6%	$124,545
	Fourth Quarter	$125,000	102.1%	$127,604
	Total 2018	$500,000		$482,774

Mr. Schneider	First Quarter	$112,500	80.3%	$90,375
	Second Quarter	$112,500	104.2%	$117,188
	Third Quarter	$112,500	99.6%	$112,091
	Fourth Quarter	$112,500	102.1%	$114,844
	Total 2018	$450,000		$434,498

Ms. Wadors	First Quarter	$70,313	80.3%	$56,484
	Second Quarter	$70,313	104.2%	$73,242
	Third Quarter	$70,313	99.6%	$70,057
	Fourth Quarter	$70,313	102.1%	$71,777
	Total 2018	$281,252		$271,560

2019 Performance-Based Cash Incentive

As described in more detail above under “Engaging with Shareholders and Evolving our Compensation Program,” in late 2018, the Compensation Committee reviewed our business strategy in connection with the feedback shareholders provided during our 2018 outreach to assess the Cash Incentive metrics. In January 2019, the Compensation Committee selected new metrics for the 2019 Cash Incentive as illustrated below.
In response to shareholder feedback, the 2019 Cash Incentive will consist of a mix of top-line and bottom-line metrics to provide balanced incentives that drive efficient growth. Each of these performance metrics and the rationale for utilizing these metrics are described as follows:

•
Net New ACV: The best indicator of our performance and growth as it represents new/incremental bookings from both new and existing customers and has a significant impact on subsequent years’ revenues given the multi-year duration of our customer contracts and the opportunity for renewal and expansion revenues in future periods due to our high renewal rates.

•	Free Cash Flow Margin: Profitability metric added in response to shareholder feedback.

•
Net Expansion Rate: An indicator of the percentage growth of our existing customers, measured by growth within our existing customer base. This metric focuses on customer success, and our ability to build a consistent and expanding revenue stream.

In approving the metrics for the 2019 Cash Incentive, the Compensation Committee considered that our G2K customer count, a metric that had been used for 2018, represented only large companies whose stock is publicly traded; it does not include large private companies, government agencies and education organizations, which now represent a growing portion of our customer base. As we no longer disclose this metric in our financial reporting, the Compensation Committee determined not to include the metric in the 2019 Cash Incentive. In addition, given our strategic focus on expanding our existing customer relationships to drive much of our growth going forward and our commitment to customer success, the Compensation Committee determined that net expansion rate would be the most appropriate customer growth metric for our 2019 Cash Incentive.

The Compensation Committee also considered the timing of payouts under the 2019 Cash Incentive for and decided to change payout timing from the quarterly payouts in 2018 to an annual payout in 2019 to align with peer practice and further incentivize sustained results over the year.

Long-Term Incentive—100% Performance-Based

LTI is intended to incentivize strong sustained financial performance and act as a retention tool by providing Named Executive Officers with equity ownership that vests over multiple years. We believe this focus on long-term Company performance also discourages employees from taking actions that focus only on our short-term success. Since 2014, our LTI grants have taken the form of PRSUs and in some instances, Restricted Stock Units (“RSUs”). For 2018, 100% of LTI grants were awarded in PRSUs.

2018 PRSUs

The Compensation Committee selected target Net New ACV as the corporate performance measure for the 2018 PRSU awards because it believes this metric is the best indicator of the successful execution of our growth strategy as it directly aligns with our annual operating plan. The Compensation Committee selected Net New ACV following an extensive review of other potential performance measures. As discussed above, the Compensation Committee believes Net New ACV is particularly important because new subscriptions, expansion contracts and renewals entered into during a period can generally be expected to generate revenue for the duration of the subscription term, which is typically three years. Therefore, Net New ACV achieved in one year can generally be expected to generate revenue for future years given the multiple-year terms of our contracts. As a result, one year of ACV is generally a superior long-term measure to, for example, revenue, as revenue can be largely predicted based on Net New ACV from prior periods.

For 2018, the Net New ACV target, as set forth in our annual operating plan, was $725 million (i.e., net new contracts which on average represent an expected revenue stream of $725 million each year for the duration of the contract period). Shares under the PRSUs are earned based on the achievement of target net new ACV as outlined below (“Eligible Shares”). The Compensation Committee established a payout schedule that requires a high level of performance to receive payout. No payout is earned if we achieve less than 80% of the target net new ACV for the year. Eligible Shares vest over the following 24 months subject to continued employment. The Compensation Committee increased the vesting period from 18 months in 2017 to 24 months in 2018 to further align our executive compensation and long-term shareholder interests.

Percentage of Target Net New ACV Earned	Percentage of Eligible Shares (as a percentage of target number of shares)(1)
x < 80%	0
80% ≤ x < 100%	50% - 100%
100% < x ≤ 120%	100% - 180%
x > 120%	180%
______________
(1) With respect to each performance measure, for performance between the threshold and target performance levels and between the target and maximum performance levels, the payout level was to be determined on a straight-line basis proportional to the extent to which the pre-established performance objective had been achieved.

In January 2019, the Compensation Committee determined that achievement of the 2018 PRSU awards was 111.8%, with a payout multiplier of approximately 147.3%. Accordingly, the number of Eligible Shares pursuant to the PRSU awards for 2018 performance for each of the Named Executive Officers was as follows:

Named Executive Officer	Performance-Based Restricted Stock Unit Award (target number of shares)(1)	Performance-Based Restricted Stock Unit Award (grant date fair value)(2)	Performance-Based Restricted Stock Unit Award (actual number of Eligible Shares)
Mr. Donahoe	98,043	$15,017,246	144,379
Mr. Scarpelli	42,019	$6,436,050	61,878
Mr. Desai	42,019	$6,436,050	61,878
Mr. Schneider	42,019	$6,436,050	61,878
Ms. Wadors	25,211	$3,861,569	37,126

______________
(1) All awards were granted effective as of February 7, 2018.
(2) The amounts reported represent the grant date fair value of the PRSUs, as computed in accordance with FASB ASC Topic 718, which excludes the impact of estimated forfeitures related to service-based and performance-based vesting conditions. The amounts reported reflect the accounting cost for the equity awards and do not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards.

The amounts reported assume the probable outcome of the applicable performance conditions at the grant date (i.e. based on 100% of target level performance for the PRSUs granted on February 7, 2018).

As discussed above, the Eligible Shares earned pursuant to the 2018 PRSU awards contain an additional time-based vesting requirement following the achievement of performance metrics, with one-third of the shares vesting on February 7, 2019 and the remaining shares vesting in eight equal quarterly installments thereafter, subject to the Named Executive Officer’s continued service on each such vesting date.

2019 Long-Term Incentive

As discussed above, our LTI is designed to incentivize strong sustained financial performance and drive long-term shareholder value creation while also acting as a retention tool given the multi-year vesting requirements. As discussed with shareholders during our outreach process and in order to enhance the longer-term alignment of our executive officer compensation and shareholder interests, the Compensation Committee determined that 20% of the 2019 LTI would be awarded in the form of RSUs, which vest over four years. The remaining 80% will be awarded in PRSUs as outlined below:

In January 2019, the Compensation Committee approved equity awards with a total 2019 LTIP value of $15,500,000 for Mr. Donahoe, $8,000,000 for each of Messrs. Desai, Schneider and Scarpelli, and $4,000,000 for Ms. Wadors. Pursuant to our standard equity grant practices, the equity awards were granted with an effective date of February 12, 2019 and the LTIP values were converted to a number of shares, calculated based on the 20-trading day average closing price of our stock ending on the third trading day prior to the grant date. As a result, the following PRSUs and RSUs were granted to the Named Executive Officers under the 2019 LTI:

Named Executive Officer	Performance-Based Restricted Stock Unit Award (target number of shares)(1)	Performance-Based Restricted Stock Unit Award (grant date fair value)(2)	Restricted Stock Unit Award (number of shares)(1)	Restricted Stock Unit Award (grant date fair value)(2)
Mr. Donahoe	62,228	$14,601,800	15,557	$3,650,450
Mr. Scarpelli	32,118	$7,536,489	8,030	$1,884,240
Mr. Desai	32,118	$7,536,489	8,030	$1,884,240
Mr. Schneider	32,118	$7,536,489	8,030	$1,884,240
Ms. Wadors	16,059	$3,768,244	4,015	$942,120
______________
(1) All awards were granted effective as of February 12, 2019.
(2) The amounts reported represent the grant date fair value of the PRSUs and RSUs, as computed in accordance with FASB ASC Topic 718, which excludes the impact of estimated forfeitures related to service-based and performance-based vesting conditions. The amounts reported reflect the accounting cost for the equity awards and do not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported assume the probable outcome of the applicable performance conditions at the grant date (i.e. based on 100% of target level performance for the PRSUs granted on February 12, 2019).

Peer Group

In connection with its engagement, from time to time the Compensation Committee engages Compensia to assist it in the review and revision of the compensation peer group. Compensia provides the Compensation Committee with a recommended list of peer companies for consideration at least annually. As described below, for 2018 this recommended list consisted of technology companies with a cloud-based business model that Compensia and the Compensation Committee determined compete with us for executive talent, that are located in the same geographical area and that have similar revenues, market capitalization and number of employees. While the Compensation Committee takes into account compensation practices of peer companies, the Compensation Committee uses this information as one of many factors in its deliberations on compensation matters and does not benchmark set compensation levels to meet specific percentiles.

In October 2017, Compensia, at the direction of the Compensation Committee, evaluated our then-existing compensation peer group. Following this evaluation, Compensia recommended, and the Compensation Committee approved, the following compensation peer group consisting of 21 publicly-traded companies (the “2018 Peer Group”). The 2018 Peer Group was used by the Compensation Committee in connection with its compensation deliberations through the end of October 2018.

2018 Peer Group
Adobe Systems	eBay	SS&C Technologies
Akamai Technologies	Intuit	Symantec
Arista Networks	Palo Alto Networks	Twitter
Autodesk	PayPal Holdings	VeriSign
Check Point Software	Red Hat	VMware
Citrix Systems	salesforce.com	Workday
CoStar Group	Splunk	Zillow Group

In October 2018, Compensia, at the direction of the Compensation Committee, evaluated the 2018 Peer Group. Following this evaluation, Compensia recommended, and the Compensation Committee approved, an updated peer group consisting of 19 publicly-traded companies (the “2019 Peer Group”).

2019 Peer Group
Adobe Systems	Intuit	Symantec
Akamai Technologies	Palo Alto Networks	Twitter
Arista Networks	PayPal Holdings	VeriSign
Autodesk	Red Hat*	VMware
Check Point Software	salesforce.com	Workday
Citrix Systems	Splunk
eBay	Square
______________
*Red Hat was removed from our 2019 Peer Group due to its pending acquisition by International Business Machines Corporation announced in 2018.

The following companies were removed from the peer group because they no longer met the targeted selection criteria for market capitalization and/or industry comparability: CoStar Group, SS&C Technologies and Zillow Group. Square was added to the peer group based on market capitalization, revenue and industry comparability. The 2019 Peer Group was used by the Compensation Committee in connection with its compensation deliberations through the end of 2018 and into the beginning of 2019.

Compensation Setting Process

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving the compensation of our Named Executive Officers, subject to any approval of our Board that the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the rules of the NYSE. Specifically, the Compensation Committee oversees our compensation and benefit plans and policies, administers our equity compensation plans and reviews and approves, both annually and quarterly, the compensation of our Named Executive Officers.

The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is posted on the investor relations section of our website located at http://investors.servicenow.com.

The Compensation Committee reviews the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluates how our pay practices and the compensation levels of our Named Executive Officers compare to the competitive market. As part of this evaluation, the Compensation Committee also reviews the performance measures and performance goals generally used within the competitive market to reward performance.

Role of our Chief Executive Officer

Each year, our CEO evaluates the performance of our Named Executive Officers and makes recommendations to the Compensation Committee with respect to base salary adjustments, target quarterly cash bonus opportunities, actual bonus payments and equity awards for each Named Executive Officer (other than himself). While the Compensation Committee takes these recommendations into consideration in its deliberations, it exercises its own independent judgment in approving the executive compensation of our Named Executive Officers.

Role of Compensation Consultant

For 2018, the Compensation Committee retained Compensia, a national independent compensation consulting firm, to assist in developing and overseeing our executive compensation program. Pursuant to this engagement, Compensia performed the following projects for the Compensation Committee:

•	Assisted in reviewing and updating the compensation peer group;

•	Provided compensation data and analysis for similarly-situated Named Executive Officers at our compensation peer group companies;

•	Reviewed the short-term incentive compensation program practices for similarly-situated companies;

•	Advised regarding CEO pay ratio analysis and disclosure;

•	Advised regarding non-employee director compensation, including compensation data and analysis for our peer group companies and compensation limits;

•	Advised us in connection with our shareholder outreach; and

•	Updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

Compensia does not provide any other services to us. Compensia maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, the Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Compensation Governance

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for the non-employee members of our Board and the Named Executive Officers. The non-employee directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. The Named Executive Officers are required to own shares of our common stock with a value equal to a specific multiple of their base salary as indicated in the following table:

Executive Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	Three Times (3x)
Other Executive Officers	One Times (1x)

The non-employee members of our Board and the Named Executive Officers are required to meet these guidelines within five years of becoming subject to them. All of our Named Executive Officers and directors who are required to have met these guidelines as of the date of filing have met their applicable stock ownership requirement.

Compensation Recovery Policy (“Clawback”)

The Compensation Committee has adopted a policy that grants the Board the authority to demand the repayment of any performance-based cash or equity compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently found to be based on fraud or intentional misconduct and that lead to a financial restatement. This policy applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct, and the amount that is required to be repaid is the amount erroneously paid or earned in excess of what would have been paid or earned under the accounting restatement. In addition to the foregoing, our CEO and CFO are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Hedging and Pledging Prohibition

Our insider trading policy prohibits our executive officers, the non-employee members of our Board and our employees from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

Other Compensation Practices

Retirement Plans and Other Employee Benefits

We have established a tax-qualified retirement plan under Section 401(k) of the Code for all of our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Beginning in 2019, we began matching dollar for dollar any contributions made to the plan by our employees, including our executive officers, up to a maximum of $2,000 per year. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

We provide a tax gross-up in connection with attendance at an annual Company-sponsored trip, as set forth in the “2018 Summary Compensation Table” below. Typically, we do not provide any other perquisites or other personal benefits to our executive officers.

Employment and Change of Control Agreements

We have entered into employment agreements with the Named Executive Officers. Each of these agreements provides for “at will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change in control of the Company. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the Compensation Committee or our Board at the recommendation of the Compensation Committee. We believe that these agreements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a summary of the material terms and conditions of our employment and change of control agreements with the Named Executive Officers, see “Employment Arrangements” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to their chief executive officer and up to three other executive officers whose compensation is required to be disclosed to their shareholders under the Securities Exchange Act of 1934 because they are the corporation’s most highly-compensated executive officers. The 2017 Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017 repealed an exemption from the $1 million disallowance for certain performance-based compensation. Due to the repeal of the performance-based compensation exemption, remuneration in excess of $1 million is exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) only with respect to remuneration paid or payable pursuant to a binding written agreement in effect on or before November 2, 2017 for taxable years beginning on or before January 1, 2017. Thus, options to purchase shares of our common stock, stock appreciation rights that may be exercised for shares of our common stock, restricted stock units granted before April 1, 2015 and other performance-based equity awards (such as our PRSU awards) granted in 2017 or earlier and outstanding on November 2, 2017 pursuant to a binding written agreement may be exempt from the deduction limit if the conditions of Section 162(m) prior to the Tax Act are satisfied.

In approving the amount and form of compensation for the Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee believes, however, that our shareholder interests are best served by retaining its discretion and flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expense. Therefore, the Compensation Committee has approved base salaries and other cash and equity compensation awards for our executive officers that are not deductible in 2018 or in future taxable years.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 of the Code during 2018, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers, other employees and members of our Board. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and record in our consolidated statement of operations all share-based payments to our executive officers, other employees and members of our Board, including grants of stock options, RSU awards and PRSU awards, based on their grant date fair values.

ASC Topic 718 also requires us to recognize the compensation cost of these share-based payments in our consolidated statement of operations over the requisite service period, which is the period that an employee or member of our Board is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). We recognize compensation cost related to stock options and RSU awards on a straight-line basis over the requisite service period. For PRSUs, the compensation cost is recognized on a graded vesting basis over the vesting period, after assessing the probability of achieving the requisite performance criteria and applying judgment in determining the periods when, and if, it becomes probable that we will meet the related performance targets. This has the impact of greater compensation cost during the initial years of the vesting period as compensation cost is recognized over the requisite service period for each separately vesting tranche of the award as though the award were, in substance, multiple awards.

These calculations are performed for accounting purposes and reported in the compensation tables below as of the grant date, even though our Named Executive Officers and members of our Board may never realize any value from their awards or may actually realize a value substantially different from the estimated and herein reported value.

Employment Arrangements

Employment Arrangements with Named Executive Officers

We have entered into employment agreements with each of the Named Executive Officers below in connection with his or her commencement of employment with us. Each of these arrangements was negotiated on our behalf by the Compensation Committee or our Chief Executive Officer (and in each case approved by the Compensation Committee).

Typically, these arrangements provide for “at will” employment and set forth the initial terms and conditions of employment, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an equity award, and the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Mr. Donahoe

On April 3, 2017, after an extensive search for a world-class chief executive with deep experience in growing a global business at scale, the Board appointed Mr. Donahoe as our President and Chief Executive Officer. In hiring Mr. Donahoe, our Board of Directors approved an employment agreement with an initial term of five years (the “Initial Term”). In setting forth the principal terms and conditions of his employment, the Board considered his 30 years of management experience, extensive track record of creating value while driving innovation, and proven ability to scale technology organizations, as well as the very aggressive compensation package Mr. Donahoe could receive from competitors.

The Board approved the following compensation terms:

•	an initial annual base salary of $625,000 (subject to review by the Compensation Committee at least annually);

•	a target annual cash bonus opportunity of 100% of his base salary (based on his performance relative to one or more performance objectives established each year by the Compensation Committee); and

•
a long-term incentive PRSU award to acquire 100,313 shares of our common stock, which had a one-year performance period that ended on December 31, 2017 (subject to the same performance metrics as the PRSUs granted to our other executive officers) and further subject to time-based vesting in equal installments over four quarters commencing in August 2018, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “Initial PRSU”).

Additionally, in order to attract Mr. Donahoe to the role and establish alignment with shareholders’ interests, including incentivizing growth in shareholder returns, the Board approved the following one-time equity awards in conjunction with hiring Mr. Donahoe:

•
Contingent RSU Award: contingent upon Mr. Donahoe’s purchase of $1,000,000 worth of shares of our common stock on the public market by May 12, 2017 (the “Stock Purchase”), an RSU award representing 11,157 shares of common stock that vests in equal quarterly installments over eight quarters, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates and his continued retention of the shares purchased in the Stock Purchase (the “Contingent RSU”);

•
New Hire Equity Award: an RSU award representing 167,187 shares of common stock, of which 20% of the shares subject to the RSU award vested in February 2018, and the remaining shares subject to the RSU award vest in equal quarterly installments over the subsequent 16 quarters, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “New Hire RSU”); and

•
Performance-Based Stock Options: a stock option to purchase 396,720 shares of our common stock, which will vest over five years only upon satisfaction of aggressive performance targets followed by additional time-based vesting requirements (the “New Hire Option”). In order for this performance-based New Hire Option to vest fully, the Company would need to create and maintain at least $7.2 billion in shareholder value (measured by market capitalization), raising the market capitalization from approximately $14.4 billion to approximately $21.6 billion. In fact, the Company created over $17.0 billion in shareholder value up to December 31, 2018, with a market capitalization of approximately $32.0 billion.

20% of the shares subject to the New Hire Option vested in February 2018 and the remaining shares subject to the New Hire Option vest in equal monthly installments over the subsequent 48 months, provided that (i) on each vesting date on or prior to August 27, 2019, no shares will vest unless the average of the daily closing prices of our common stock on the NYSE for the 20-business day period prior to the applicable vesting date (the “Average Stock Price”) is at least 25% higher than $86.26, the exercise price of the New Hire Option (thus raising the required market capitalization of the Company from approximately $14.4 billion to approximately $18.1 billion), and (ii) on each vesting date from August 27, 2019 until February 27, 2022, no shares will vest unless the Average Stock Price is at least 50% higher than $86.26 (thus raising the required market capitalization of the Company from approximately $14.4 billion to approximately $21.7 billion) (the conditions in clauses (i) and (ii), the “Performance Conditions”). To the extent any shares subject to the New Hire Option do not vest on any vesting date as a result of the Performance Conditions not being satisfied, such shares will roll forward and all accrued shares will vest on the next vesting date on which the applicable Performance Condition is satisfied. In the event that, as of the final vesting date, the applicable Performance Condition is not satisfied with respect to any shares subject to the New Hire Option and such shares have been rolled forward, such accrued roll forward shares shall vest on the date the applicable Performance Condition is satisfied during the remaining term of the New Hire Option, provided that Mr. Donahoe remains employed as our CEO through such date, subject to the acceleration provisions described in his employment agreement.

Mr. Scarpelli

On August 15, 2011, Mr. Scarpelli joined us as our Chief Financial Officer. In hiring Mr. Scarpelli, our Compensation Committee approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $275,000 (subject to review by our Chief Executive Officer and the Compensation Committee at least annually), a target annual cash bonus opportunity of $175,000 (based on his performance relative to one or more performance objectives established each year by our Chief Executive Officer and the Compensation Committee), a time-based stock option award to purchase 1,379,044 shares of our common stock, and a fully-vested stock option award to purchase 275,808 shares of our common stock. Mr. Scarpelli’s employment agreement was amended in 2014 and in 2017 to extend the term for an additional three years.

 Mr. Desai

On December 12, 2016, Mr. Desai joined us as our Chief Product Officer. In hiring Mr. Desai, our Compensation Committee approved an offer letter setting forth the principal terms and conditions of his employment, including an initial annual base salary of $450,000, a target bonus opportunity of $300,000 (based on performance measures set and being satisfied as determined by the Compensation Committee), a time-based stock option award to purchase 150,000 shares of our common stock and an RSU award representing 150,000 shares of our common stock. On October 31, 2017, we entered into a confirmatory employment letter agreement with Mr. Desai that confirms the current terms and conditions of Mr. Desai’s employment with us and provides for certain additional benefits upon termination or change in control.

Mr. Schneider

On June 6, 2011, Mr. Schneider joined us as our Senior Vice President of Worldwide Sales. In hiring Mr. Schneider, our Compensation Committee approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $250,000 (subject to review by our Chief Executive Officer and the Compensation Committee at least annually), a target annual cash bonus opportunity of $250,000 (based on his performance relative to one or more performance objectives established each year by our Chief Executive Officer and the Compensation Committee), a time-based stock option award to purchase 1,379,044 shares of our common stock, and a performance-based stock option award to purchase 275,808 shares of our common stock. Mr. Schneider’s employment agreement was amended in 2014 and in 2017 to extend the term for an additional three years.

Ms. Wadors

On September 11, 2017, Ms. Wadors joined us as our Chief Talent Officer. In hiring Ms. Wadors, our Compensation Committee approved an offer letter setting forth the principal terms and conditions of her employment, including an initial annual base salary of $325,000, a sign-on bonus of $1,000,000, a target bonus opportunity of $175,000 (based on performance measures set and being satisfied as determined by the Compensation Committee), RSU awards representing 77,417 shares of our common stock and 17,204 shares of our common stock, and a PRSU award representing 10,323 shares of our common stock (subject to the same performance metrics as the PRSUs granted to our other executive officers). On December 30, 2017, we entered into a confirmatory employment letter agreement with Ms. Wadors that confirms the current terms and conditions of Ms. Wadors’ employment with us and provides for certain additional benefits upon termination or change in control.

In the case of each of the Named Executive Officers above, such officer’s employment agreement and/or equity award agreements also contains provisions that provide for certain payments and benefits upon (i) a change of control of the Company, (ii) an involuntary termination, or (iii) an involuntary termination in connection with a change of control of the Company. For a summary of the material terms and conditions of these provisions, as well as an estimate of the potential payments and benefits payable to these Named Executive Officers under their employment arrangements and/or equity award agreements, see “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

The Named Executive Officers below are eligible to receive certain payments and/or benefits, including acceleration of vesting of outstanding equity awards, in connection with (i) a change of control of the Company, (ii) an involuntary termination (as defined below), or (iii) an involuntary termination in connection with a change of control of the Company. The estimated potential payments and amounts payable to these individuals in connection with a hypothetical triggering event as of December 31, 2018 are described below.

The actual amounts that would be paid or distributed to an eligible Named Executive Officer upon the occurrence of a triggering event occurring in the future may be different from those presented below as many factors will affect the amount of any payments and benefits to be distributed. For example, some of the factors that could affect the amounts payable include a Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a triggering event under particular circumstances, we, or an acquirer, may mutually agree with any Named Executive Officer to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, a Named Executive Officer would also be able to exercise any previously-vested stock options that such individual held. For more information about the Named Executive Officers’ outstanding equity awards as of December 31, 2018, see “Executive Compensation Tables — 2018 Outstanding Equity Awards at Fiscal Year-End Table” above. Finally, the Named Executive Officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Mr. Donahoe’s Post-Employment Compensation

Termination of Employment not in Connection with a Change in Control

If Mr. Donahoe’s employment with us is terminated after his employment agreement’s initial five-year term as a result of non-renewal by us, then, if the Performance Conditions (as defined above; see “Executive Compensation Tables—Employment Arrangements”) are achieved on or within two years after the initial five-year term, Mr. Donahoe will receive immediate acceleration of the number of then-unvested shares subject to the New-Hire Option that are subject to such conditions. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Donahoe of a release of claims in favor of the Company.

If Mr. Donahoe’s employment with us is terminated without Cause or for Good Reason other than in connection with a change in control, then Mr. Donahoe will be entitled to receive a lump sum payment equal to 12 months of his then current base salary, a lump sum payment equal to his Actual Bonus (each as defined in his employment agreement) for the then-current fiscal year based on actual achievement of Company performance objectives and deemed 100% achievement of personal performance objectives (if any), 12 months of continued medical benefits, 15 months acceleration of any then-unvested shares subject to the New-Hire RSU, acceleration in full of any then-unvested shares subject to the Contingent RSU, acceleration of 50% of any then-unvested shares subject to the Initial PRSU, and acceleration of a number of then-unvested shares subject to any additional outstanding equity awards, excluding any future PRSU awards, equal to the number of shares that would have vested during the next 15 month period following termination if Mr. Donahoe had remained employed as our CEO through such period, subject to any performance goal having been achieved on or prior to his termination. In addition, if the Performance Conditions are achieved on or within two years of his termination date, then Mr. Donahoe will also be entitled to receive acceleration of any then-unvested shares subject to the New-Hire Option that are subject to such conditions and that would have time-vested during the 15-month period following his termination. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Donahoe of a release of claims in favor of the Company.

Termination of Employment in Connection with a Change in Control

If Mr. Donahoe’s employment with us is terminated without Cause or for Good Reason within the period beginning three months prior to and ending 12 months following a change in control, then Mr. Donahoe will be entitled to receive a lump sum payment equal to 24 months of his then-current base salary, a lump sum payment equal to 100% of his Target Bonus (as defined in his employment agreement) for the then-current fiscal year (less any quarterly payment previously paid), 18 months of continued medical benefits, acceleration in full of any then-unvested shares subject to the New-Hire RSU, acceleration in full of any then-unvested shares subject to the Contingent RSU, acceleration in full of any then-unvested shares subject to the New-Hire Option to the extent the Performance Conditions have been achieved upon the change in control or are achieved during any post-change in control period prior to his termination, acceleration in full of any then-unvested shares subject to the Initial PRSU to the extent of achievement of the performance metric from the first date of the fiscal year in which the change in control occurs through the last completed quarter, and acceleration in full of any then-unvested shares subject to any additional outstanding equity awards, excluding any future PRSU awards unless otherwise provided by the terms of such grants. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Donahoe of a release of claims in favor of the Company.

Treatment upon a Change of Control

In addition to the rights described above, in the event of a change in control, if the New-Hire RSU, the Contingent RSU, the New-Hire Option or the Initial PRSU are not assumed, continued or substituted in the change in control, then the vesting of the New-Hire RSU and the Contingent RSU will accelerate in full immediately prior to the change in control, the New-Hire Option will accelerate in full immediately prior to the change in control to the extent the Performance Conditions have been achieved upon the change in control, and the Initial PRSU will be treated in the same manner as the 2017 PRSUs granted to the other executive officers.

Messrs. Scarpelli and Schneider’s Post-Employment Compensation

Involuntary Termination of Employment not in Connection with a Change in Control

In the event of an involuntary termination of employment by us without “cause” (as defined in the relevant employment agreement or employment offer letter) or a termination of employment by Messrs. Scarpelli or Schneider for “good reason” (as defined in the relevant employment agreement or employment offer letter)) at any time other than during the period that begins three months prior to and ends 12 months following the effective date of a change in control of the Company (as defined in the relevant employment agreement or employment offer letter) (the “Change in Control Period”), each of Messrs. Scarpelli and Schneider are eligible to receive the following payments and benefits:

•	a lump sum payment equal to his then-annual base salary for a period of six months from the date of termination;

•
any portion of his annual target bonus opportunity that he would have received had he been employed on the last day of the fiscal year in which the termination of employment occurs pro-rated for a six-month period; and

•
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earliest of (i) the close of the six-month period commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in our favor and his continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Involuntary Termination of Employment in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or by the Named Executive Officer for “good reason”) during the Change in Control Period, Messrs. Scarpelli and Schneider are eligible to receive the following payments and benefits:

•	a lump-sum payment equal to his then-annual base salary for a period of six months from the date of termination;

•	his annual target bonus opportunity without regard to achievement of any corporate performance goals; and

•
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under COBRA until the earliest of (i) the close of the six-month period commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in favor of us (or if applicable, our successor) and continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Acceleration of Vesting upon a Change of Control

In addition to the rights described above, in the event of a change in control of the Company, 100% of the total number of shares of our common stock subject to outstanding and unvested equity awards held by Messrs. Scarpelli and Schneider will immediately vest. In the case of PRSUs, (i) the number of earned shares under PRSUs for which achievement has not yet been determined will be calculated based on the actual achievement of the applicable performance condition from January 1 through the last completed quarter compared to the plan amounts covered in those completed quarters and (ii) any shares earned under the PRSUs that remain subject to time-based vesting will immediately vest.

Mr. Desai’s and Ms. Wadors’ Post-Employment Compensation

If Mr. Desai’s or Ms. Wadors’ employment with us is terminated without “Cause” or Mr. Desai or Ms. Wadors resigns, his or her employment for Good Reason” other than in connection with a “Change in Control” (each as defined in his employment agreement), then Mr. Desai or Ms. Wadors will be entitled to receive a lump sum payment equal to six months of his or her then current base salary, a lump sum payment equal to 50% of his or her Actual Bonus (as defined in his or her employment agreement), and six months continued medical benefits. If Mr. Desai’s or Ms. Wadors’ employment with us is terminated without Cause or Mr. Desai or Ms. Wadors resigns his or her employment for Good Reason within the period three months prior to or 12 months following a Change in Control, then Mr. Desai or Ms. Wadors will be entitled to receive a lump sum payment equal to six months of his or her then current base salary, a lump sum payment equal to 50% of his or her Target Bonus (as defined in his employment agreement), six months continued medical benefits, and acceleration of 100% of the number of then-unvested shares subject to equity grants. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Desai or Ms. Wadors of a release of claims in favor of the Company.

Death Benefits

In the event of a termination by reason of death, all of our employees, including the Named Executive Officers, are eligible to receive the following payments and benefits:

•	a lump-sum payment equal to his or her then-annual base salary for a period of six months from the date of death;

•	a lump-sum payment equal to 100% of his or her then-annual bonus target, prorated for death, less any payouts already earned and received in that bonus period;

•
a lump-sum payment equal to 100% of the greater of either his or her then-annual (1) target, or (2) actual commission earnings, prorated for date of death; provided, if target commission has already been earned for the year, no additional commissions will be paid;

•
health insurance premiums for the employee’s eligible dependents under our group health insurance plans as provided under COBRA (or similar programs for employees based outside of the United States) for 12 months following the date of the employee’s death; and

•
the immediate vesting of the employee’s then-unvested shares of our common stock subject to outstanding equity awards, up to maximum value of $5,000,000, calculated as the fair market value per share minus the exercise price per share (if any), multiplied by the number of shares being accelerated.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The information contained in the following report of the Leadership Development and Compensation Committee is not considered to be “soliciting material” and shall not be deemed “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Leadership Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by the Leadership Development and Compensation Committee:

Jeffrey A. Miller (Chair)
Susan L. Bostrom
Dennis M. Woodside

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for services rendered in all capacities for 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
John Donahoe, President and Chief Executive Officer	2018	750,000	15,017,246	—	905,203	10,195	16,682,644
	2017	525,641	24,150,866	16,102,635	727,910	8,593	41,515,645
	2016	—	—	—	—	—	—

Michael P. Scarpelli, Chief Financial Officer	2018	450,000	6,436,050	—	434,498	—	7,320,548
	2017	450,000	6,006,584	—	464,895	6,520	6,927,999
	2016	350,000	16,129,600	—	306,424	—	16,786,024

Chirantan “CJ” Desai, Chief Product Officer	2018	500,000	6,436,050	—	482,774	—	7,418,824
	2017	450,000	17,492,601	4,567,243	398,482	—	22,908,326
	2016	25,673	—	—	24,457	—	50,130

David L. Schneider, Chief Revenue Officer(4)	2018	450,000	6,436,050	—	434,498	5,098	7,325,646
	2017	450,000	6,006,584	—	464,895	4,297	6,925,776
	2016	300,000	16,129,600	—	367,709	2,153	16,799,462

Patricia Wadors, Chief Talent Officer(5)	2018	375,000	3,861,569	—	271,560	10,195	4,518,324

___________________

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs, PRSUs and stock options to purchase shares of our common stock, respectively, granted to the Named Executive Officers, as computed in accordance with FASB ASC Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs and PRSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported for the PRSUs assume the probable outcome of the applicable performance conditions at the grant date (i.e. based on 100% of target level performance). If the PRSUs were instead valued based on the maximum outcome of the applicable performance condition (i.e. based on 120% of target level performance), the total amount for the PRSU awards reported in this column for 2017 would increase as follows: Mr. Donahoe, from $15,017,246 to $27,031,135; Mr. Scarpelli, from $6,436,050 to $11,585,013; Mr. Desai, from $6,436,050 to $11,585,013; Mr. Schneider, from $6,436,050 to $11,585,013; and Ms. Wadors, from $3,861,569 to $6,950,855.

(2)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual sum of the quarterly cash bonuses paid to the Named Executive Officers under our bonus plan as described under the heading “Compensation Discussion and Analysis — Cash Bonuses.”

(3)
Amounts reported for 2016 include a tax gross-up received by Mr. Schneider in connection with his attendance at a Company-sponsored trip in the amount of $2,153 each. Amounts reported for 2017 include a tax gross-up received by each of Messrs. Donahoe, Scarpelli, and Schneider in connection with such executive officer’s attendance at a Company-sponsored trip in the amount of $8,593, $6,520, and $4,297, respectively. Amounts reported for 2018 include a tax gross-up received by each of Messrs. Donahoe and Schneider and Ms. Wadors in connection with such executive officer’s attendance at a Company-sponsored trip in the amount of $10,195, $5,098 and $10,195, respectively.

(4)	Mr. Schneider’s title was changed from Chief Revenue Officer to President, Global Customer Operations, effective January 29, 2019.

(5)	Ms. Wadors joined ServiceNow in 2017 and was not a named executive officer in 2017.

2018 Grant of Plan Based Awards

The following table presents, for each of the Named Executive Officers, information concerning each grant of a cash or equity award made during 2018. This information supplements the information about these awards set forth in the “2018 Summary Compensation Table.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Named Executive Officer	Grant Date	Approval Date	Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Mr. Donahoe	2/7/2018	1/29/2018	—	—	—	49,021	98,043	176,477	—	—	—	15,017,246
	—	1/29/2018	750,000	937,500	1,031,250	—	—	—	—	—	—	—

Mr. Scarpelli	2/7/2018	1/29/2018	—	—	—	21,009	42,019	75,634	—	—	—	6,436,050
	—	1/29/2018	360,000	450,000	495,000	—	—	—	—	—	—	—

Mr. Desai	2/7/2018	1/29/2018	—	—	—	21,009	42,019	75,634	—	—	—	6,436,050
	—	1/29/2018	400,000	500,000	550,000	—	—	—	—	—	—	—

Mr. Schneider	2/7/2018	1/29/2018	—	—	—	21,009	42,019	75,634	—	—	—	6,436,050
	—	1/29/2018	360,000	450,000	495,000	—	—	—	—	—	—	—

Ms. Wadors	2/7/2018	1/29/2018	—	—	—	12,605	25,211	45,380	—	—	—	3,861,569
	—	1/29/2018	225,000	281,250	309,375	—	—	—	—	—	—	—

______________________

(1)
Represents the amounts that the Named Executive Officers were eligible to receive under our 2018 bonus plan upon the achievement of performance targets established by the Compensation Committee. For more information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses.” The actual amounts earned by and paid to the Named Executive Officers for 2018 are set forth in the “2018 Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
Represents the number of shares of common stock subject to PRSUs granted to the Named Executive Officers during 2018. The columns show the number of shares of common stock that would have been eligible to vest at threshold, target and maximum levels of performance. At the threshold level of performance, 50% of the total shares of common stock subject to the PRSU awards would have been eligible to vest; at the target level of performance, 100% of the shares of common stock subject to the PRSU awards would have been eligible to vest; and at the maximum level of performance, 180% of the shares of common stock subject to the PRSU awards would have been eligible to vest. As further described in the section titled “Compensation Discussion and Analysis,” in January 2019, the Compensation Committee determined the actual number of shares eligible to vest pursuant to the PRSU awards based on our 2018 performance. Such eligible shares remain subject to time-based vesting through February 2021.

(3)
The amounts reported in this column represent the grant date fair value of the target PRSUs granted to the Named Executive Officers, as computed in accordance with FASB ASC Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of PRSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.

2018 Outstanding Equity Awards at Fiscal Year End

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Donahoe	145,464		251,256	(2)	86.26	3/6/2027
							108,672	(3)	19,349,050
							1,395	(4)	248,380
							66,929	(5)	11,916,708
										176,477	(6)	31,421,801

Mr. Scarpelli							60,000	(7)	10,683,000
							43,213	(8)	7,694,075
										75,634	(6)	13,466,669

Mr. Desai	15,752	(9)	75,000	(9)	81.41	1/17/2027
							84,375	(10)	15,022,969
							5,914	(8)	1,052,988
							21,367	(11)	3,804,394
										75,634	(6)	13,466,669

Mr. Schneider	15,500	(12)	—		29.42	2/7/2023
							60,000	(7)	10,683,000
							43,213	(8)	7,694,075
										75,634	(6)	13,466,669

Ms. Wadors							45,160	(13)	8,040,738
							5,740	(14)	1,022,007
										45,380	(6)	8,079,873
_____________________

(1)	The market value of shares is based on the closing price of our common stock on December 31, 2018 of $178.05.

(2)
This stock option award was granted on March 6, 2017 and vested as to 20% of the shares on February 17, 2018. The remaining shares subject to the award will vest in equal monthly installments over the subsequent 48 months, subject to continued service as our CEO on the applicable time-based vesting dates and the satisfaction of the performance conditions described in the section above entitled “Employment Arrangements with Named Executive Officers.”

(3)
This RSU award was granted on March 6, 2017 and vested as to 20% of the shares subject to the RSU award on February 17, 2018. The remaining shares subject to the award will vest in equal quarterly installments over the subsequent 16 quarters, subject to continued employment as our CEO on the applicable time-based vesting dates.

(4)	This RSU award was granted on May 10, 2017 and vests in equal quarterly installments over eight quarters, subject to continued employment as our CEO on the applicable time-based vesting dates.

(5)
This PRSU award was granted on March 6, 2017 and represents the shares eligible to vest following the Compensation Committee’s final determination in January 2018 of performance against the applicable net new ACV target for 2017. The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 17, 2018, subject to continued service with us on each such date.

(6)
This PRSU award was granted on February 7, 2018 and represents the maximum number of shares subject to PRSUs outstanding as of December 31, 2018. In January 2019, the Compensation Committee determined the actual number of Eligible Shares to vest based on our 2018 performance as follows: Mr. Donahoe: 144,379 Eligible Shares; each of Messrs. Scarpelli, Desai and Schneider: 61,878 Eligible Shares; and Ms. Wadors: 37,126 Eligible Shares. For additional information, see “Compensation Discussion and Analysis—2018 Compensation Decisions” above. The Eligible Shares underlying this award vested as to 33.3% of the shares on February 7, 2019, with the remaining shares vesting in equal quarterly installments thereafter through February 7, 2021, subject to continued service with us on each such date.

(7)
This RSU award was granted on August 12, 2016 and vests quarterly over 3.75 years, with the first 6.25% of the shares vesting on the date of grant, subject to continued service with us on each such date.

(8)
This PRSU award was granted on February 17, 2017 and represents the shares eligible to vest following the Compensation Committee’s final determination in January 2018 of performance against the applicable net new ACV target for 2017. The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 17, 2018, subject to continued service with us on each such date.

(9)
This stock option was granted on January 17, 2017 and vested as to 25% of the shares on December 12, 2017. The remaining shares subject to the award will continue to vest monthly thereafter over the next three years, subject to continued service with us on each such vesting date.

(10)
This RSU award was granted on January 17, 2017 and vested as to 25% of the shares on February 17, 2018, with the remaining shares subject to the award to vest quarterly thereafter over the next three years, subject to continued service with us on each such vesting date.

(11)
This PRSU award was granted on November 17, 2017 and represents the shares eligible to vest following the Compensation Committee’s final determination in January 2018 of performance against the applicable net new ACV target for 2017. The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 17, 2018, subject to continued service with us on each such date.

(12)	This stock option was granted on February 7, 2013 and is fully vested.

(13)	This RSU award was granted on September 18, 2017 and vests quarterly over three years beginning on November 17, 2017, subject to continued service with us on each such date.

(14)
This PRSU award was granted on September 18, 2017 and represents the shares eligible to vest following the Compensation Committee’s final determination in January 2018 of performance against the applicable net new ACV target for 2017. The eligible shares underlying this award vested as to 33.3% of the shares on February 17, 2018, and quarterly thereafter over the next eight quarters, subject to continued service with us on each such date.

2018 Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during 2018.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Donahoe	—	—	131,023	22,249,482
Mr. Scarpelli	—	—	146,118	24,720,247
Mr. Desai	59,248	5,337,049	92,907	15,485,697
Mr. Schneider	—	—	146,118	24,720,247
Ms. Wadors	—	—	51,046	8,791,360
___________________

(1)
The value realized on exercise is calculated as the difference between the closing price of the shares of our common stock underlying the options when exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated as the number of shares of common stock issued upon vesting of RSUs and PRSUs multiplied by the closing price of our common stock on the vesting date.

Pension Benefits

 We did not sponsor any defined benefit pension or other actuarial plan for our executive officers during 2018.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers during 2018.

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated payments that would be received by the Named Executive Officers if a hypothetical change in control of the Company, termination of employment without cause or following a resignation for good reason, or termination of employment without cause or following a resignation for good reason in connection with a change in control of the Company had occurred on December 31, 2018. The table below reflects amounts that would have been payable to each Named Executive Officer assuming that the applicable triggering event occurred on December 31, 2018.

	Change in Control Alone	Upon Termination without Cause or Resignation for Good Reason - No Change in Control				Upon Termina-tion for Non-Renewal	Upon Termination without Cause or Resignation for Good Reason - Change in Control
Name	Value of Acceler-ated Vesting ($)(1)(2)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Acceler-ated Vesting ($) (1)	Total ($)	Value of Acceler-ated Vesting ($) (1)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Acceler-ated Vesting ($) (1)	Total ($)
Mr. Donahoe	—	1,687,500	24,653	22,752,244	24,464,397	23,062,788	2,187,500	36,980	72,033,482	74,257,962
Mr. Scarpelli	25,858,558	450,000	12,909	—	462,909	—	675,000	12,909	25,858,558	26,546,467
Mr. Desai	4,857,382	500,000	12,909	—	512,909	—	475,000	12,909	34,609,834	35,097,743
Mr. Schneider	25,858,558	450,000	12,909	—	462,909	—	675,000	12,909	25,858,558	26,546,467
Ms. Wadors	1,022,007	328,125	12,909	—	341,034	—	328,125	12,909	13,551,564	13,892,598
_____________________

(1)
The value of accelerated vesting is calculated based on the closing price of our common stock on the NYSE as of December 31, 2018, which was $178.05, less, if applicable, the exercise price of each outstanding stock option. The value of accelerated vesting for PRSUs for which achievement had not yet been determined is calculated based on achievement at target levels.

(2)
Assumes that awards are substituted or assumed in connection with the change in control. Pursuant to our equity plan, an outstanding award held by a service provider will accelerate in full if it is not continued, assumed or substituted with an equivalent award in connection with a change in control. If Mr. Donahoe’s New Hire RSU, Contingent RSU, New Hire Option and/or Initial PRSU are not assumed in a change in control, then the vesting of the RSU and the Contingent RSU will accelerate in full, the Option will accelerate in full to the extent the applicable Performance Conditions are achieved upon the change in control, and the Initial PRSU will be treated in the same manner as the 2017 PRSUs granted to the other executive officers. For a complete discussion of Mr. Donahoe’s post-employment compensation, see section entitled “Mr. Donahoe’s Post-Employment Compensation.”

Potential Payments upon Involuntary Termination by Reason of Death

The following table sets forth the estimated payments that would be received by each Named Executive Officer assuming a hypothetical involuntary termination by reason of his death occurred on December 31, 2018.

	Upon Involuntary Termination by Reason of Death
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)	Total ($)
Mr. Donahoe	1,312,500	24,653	5,000,000	6,337,153
Mr. Scarpelli	675,000	25,818	5,000,000	5,700,818
Mr. Desai	750,000	25,818	5,000,000	5,775,818
Mr. Schneider	675,000	25,818	5,000,000	5,700,818
Ms. Wadors	468,750	25,818	5,000,000	5,494,568

CHIEF EXECUTIVE OFFICER PAY RATIO

Our CEO to median employee pay ratio for 2018 is 86:1. The total 2018 compensation of our CEO was $16,682,644. The total 2018 compensation of our median employee was $192,878. In selecting the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee and our CEO to median employee pay ratio may not be directly comparable to similar disclosure by other reporting companies.

Identification of Median Employee

We identified the employee with annual total compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of October 31, 2018 (the “employee population determination date”). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, seasonal or temporary basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population.

Compensation for purposes of identifying the median employee included the following: (1) annual base salaries as in effect as of November 7, 2018, (2) actual cash bonus compensation paid between January 1, 2018 and November 7, 2018, which reflects quarterly cash bonus compensation earned for the trailing four quarters through the third fiscal quarter of 2018, (3) actual commissions paid between January 1, 2018 and November 7, 2018, which reflects quarterly commissions earned for the trailing four quarters through the third fiscal quarter of 2018, and (4) the grant date fair value of equity awards granted between January 1, 2018 and November 7, 2018, calculated using the same methodology that we use for our named executive officers in our “2018 Summary Compensation Table”, which reflects all new hire and “refresh” equity awards granted in 2018 to our employees who were employed as of the employee population determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect as of November 29, 2018 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.

Using this approach, we determined the median employee of our employee population, who was a manager in our customer support department and based in the United States. After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our Named Executive Officers in the “Total” column of the “2018 Summary Compensation Table.”

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise or settlement of stock options, RSU and PRSU awards and rights under all of our existing equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B) ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)(3)
Equity compensation plans approved by security holders	12,012,240	46.55	42,713,657
Equity compensation plans not approved by security holders	—	—	—
Total	12,012,240	46.55	42,713,657
___________________

(1)
This number includes 682,479 shares of common stock subject to stock options outstanding and no shares of common stock subject to RSU awards outstanding under our 2005 Stock Plan, and 1,128,101 shares of common stock subject to stock options outstanding and 10,201,660 shares of common stock subject to RSU and PRSU awards outstanding under our 2012 Equity Incentive Plan. The number of shares subject to PRSU awards outstanding in the table above reflects shares eligible to vest based on actual achievement for PRSU awards for which the performance achievement had been determined as of December 31, 2018, and shares that would be eligible to vest at 100% of target for PRSU awards for which the performance achievement had not yet been determined as of December 31, 2018. This number excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price relates solely to shares subject to outstanding stock options because shares subject to RSU and PRSU awards have no exercise price.

(3)
Represents 31,999,234 shares remaining available for future issuance under our 2012 Equity Incentive Plan and 10,714,423 shares remaining available for future issuance under our 2012 Employee Stock Purchase Plan, including shares subject to purchase during the current purchase period. The number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 of each year, from January 1, 2013 through January 1, 2022, by the lower of 1% of the total number of shares of the common stock outstanding on December 31 of the preceding year or such lower number as determined by our Board of Directors. There are no longer any automatic increase provisions under the 2012 Equity Incentive Plan. No shares are available for future issuance under our 2005 Stock Plan.

TRANSACTIONS WITH RELATED PARTIES

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2018 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we collectively refer to as “related parties.”

Relationship with T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”) has been our customer since 2012 and made payments to us of approximately $5.5 million in 2018. Our agreement with T. Rowe Price was negotiated in the ordinary course of business. T. Rowe Price reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2018 and as of December 31, 2018.

Relationship with Vanguard Group, Inc.

Vanguard Group, Inc. (“Vanguard”) has been our customer since 2015 and made payments to us of approximately $4.1 million in 2018. Our agreement with Vanguard was negotiated in the ordinary course of business. Vanguard reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2018 and as of December 31, 2018.

Relationship with BlackRock, Inc.

BlackRock, Inc. (“BlackRock”) has been our customer since 2017 and made payments to us of approximately $1.8 million in 2018. Our agreement with BlackRock was negotiated in the ordinary course of business. BlackRock reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2018 and as of December 31, 2018.

Relationship with Deloitte LLP

Ms. Briggs is the Vice Chair and West Region Managing Partner of Deloitte LLP (“Deloitte”). Deloitte and entities affiliated with Deloitte have been a customer, partner or consultant of us since 2011 and made payments to us of approximately $18.2 million in 2018. We have been a customer of Deloitte since 2015 and made payments to Deloitte of approximately $200,000 in 2018. Our agreements with Deloitte were negotiated in the ordinary course of business.

Relationship with Slack Technologies, Inc.

Ms. Yehoshua is currently the Chief Product Officer of Slack Technologies, Inc. (“Slack”). We have been a customer of Slack since 2016 and made payments to Slack of approximately $300,000 in 2018, and we have agreements with Slack with respect to product integrations and marketing. Our agreements with Slack were negotiated in the ordinary course of business.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and Bylaws also require us to advance certain expenses incurred by our directors and officers.

Consulting Agreement with Frank Slootman

We entered into a consulting agreement with Mr. Slootman dated June 18, 2018, pursuant to which he continues to provide advisory services to us following his retirement from our Board of Directors. Under this consulting agreement, which was filed as an exhibit to our Form 10-Q for the quarter ended June 30, 2018, Mr. Slootman will continue vesting in the equity awards he held as of the time of his retirement from our Board of Directors. Mr. Slootman’s consulting agreement will terminate on June 19, 2019.

Review, Approval or Ratification of Transactions with Related Parties

The charter of the Audit Committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by the Audit Committee. The Audit Committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions. In approving or rejecting any such proposal, our Audit Committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of ServiceNow’s Audit Committee is not considered to be “soliciting material” and shall not be deemed “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by our Board of Directors, which provides that its functions include the oversight of the quality of our financial reports and other financial information provided to shareholders. In carrying out these functions, the Audit Committee reviews critical accounting policies and estimates and the application of U.S. GAAP, reviews our compliance with legal and regulatory requirements, and has responsibility for the appointment, compensation and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP (the “Independent Auditor”), including reviewing the Independent Auditor’s independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any audit and non-audit services that may be performed by the Independent Auditor, and reviewing with management and the Independent Auditor the adequacy of our internal financial controls. A more detailed description of the functions and responsibilities of the Audit Committee can be found in ServiceNow’s Audit Committee Charter, published on the corporate governance section of ServiceNow’s website at http://investors.servicenow.com.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. The Independent Auditor is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

Review of Audited Financial Statements for the Year ended December 31, 2018

The Audit Committee has reviewed and discussed with ServiceNow’s management and our Independent Auditor the audited consolidated financial statements of ServiceNow for the year ended December 31, 2018. The Audit Committee has also discussed with our Independent Auditor the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from our Independent Auditor required by applicable requirements of the PCAOB regarding the Independent Auditor’s communications with the Audit Committee concerning independence, and has discussed with our Independent Auditor its independence from ServiceNow.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in ServiceNow’s annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee
Jonathan C. Chadwick, Chair
Paul E. Chamberlain
Ronald E.F. Codd
Anita M. Sands

ADDITIONAL INFORMATION

Shareholder Proposals to be Presented at Next Annual Meeting

The Company’s Bylaws provide that, for shareholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, shareholders must give timely notice thereof in writing to the Corporate Secretary at ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2020 annual meeting of shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company not earlier than 5:00 p.m. Pacific Time on February 28, 2020 and not later than 5:00 p.m. Pacific Time on March 29, 2020. A shareholder’s notice to the Corporate Secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by our Bylaws.

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at ServiceNow’s 2020 annual meeting of shareholders must be received by the Company not later than December 27, 2019 in order to be considered for inclusion in ServiceNow’s proxy materials for that meeting.

In addition, our Bylaws contain “proxy access” provisions that permit a shareholder or group of shareholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the shareholder ownership, notice and other requirements set forth in our Bylaws are satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and any persons who own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were timely met in 2018.

Available Information

We will mail to any shareholder, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054

The Annual Report is also available on the Investor Relations section of our website, which is located at http://investors.servicenow.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report.

“Householding” — Shareholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of ServiceNow shareholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call the Company’s Investor Relations department at 2225 Lawson Lane, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 501-8550. Shareholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Any shareholders who share the same address and currently receive multiple copies of the Company’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, the proxy holders will vote the proxies on these matters in accordance with their best judgment.

SERVICENOW, INC.
2225 LAWSON LANE
SANTA CLARA, CA 95054

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NOW2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E69910-P19164

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SERVICENOW, INC.

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of the directors listed below:

Nominees:

	For	Against	Abstain
1a. Teresa Briggs	☐	☐	☐
1b. Paul E. Chamberlain	☐	☐	☐
1c. Tamar O. Yehoshua	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our Named Executive Officers ("Say-on-Pay").	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

E69911-P19164

SERVICENOW, INC.
Annual Meeting of Stockholders
June 12, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John J. Donahoe and Michael P. Scarpelli or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SERVICENOW, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 12, 2019, at www.virtualshareholdermeeting.com/NOW2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

Appendix A

Reconciliation of Subscription Billings to Subscription Revenues (in thousands)

	Twelve Months Ended December 31,
	2018	2017
		*As Adjusted
GAAP subscription revenues	$2,421,313	$1,739,500
Change in subscription deferred revenue, unbilled receivables and customer deposits	460,117	384,316
Non-GAAP subscription billings	$2,881,430	$2,123,816

*As adjusted to reflect the impact of the full retrospective adoption of Topic 606. See Note 2 in our Annual Report on Form 10-K for the year ended December 31, 2018 for further details.